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                                                CONFIDENTIAL TREATMENT REQUESTED
                              UNDER 17 C.F.R. Sections 200.80(b)4, AND 240.24b-2






                             COLLABORATION AGREEMENT

                                     BETWEEN

                                   AMGEN INC.

                                       AND

                           ISIS PHARMACEUTICALS, INC.

                                DECEMBER 11, 2001

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                                TABLE OF CONTENTS

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                                                                                                               PAGE
ARTICLE 1...............................................................................................DEFINITIONS         1
ARTICLE 2..................................................................................COLLABORATION GOVERNANCE         1
         2.1      Research Management Committee...................................................................1
         2.2      Research Management Committee Functions and Powers..............................................2
         2.3      RMC Dispute Resolution..........................................................................2
ARTICLE 3..............................................................................CONDUCT OF THE COLLABORATION         3
         3.1      Objectives......................................................................................3
         3.2      Technical Assistance............................................................................3
         3.3      Performance Standards...........................................................................3
         3.4      Research Reports................................................................................3
         3.5      Subcontracts....................................................................................4
         3.6      Materials Transfer..............................................................................4
         3.7      Materials and Equipment.........................................................................4
         3.8      Isis Researchers................................................................................5
         3.9      Employee Obligations............................................................................5
         3.10     Third Party Intellectual Property...............................................................5
ARTICLE 4..................................................DISCOVERY, DEVELOPMENT AND COMMERCIALIZATION OF PRODUCTS         5
         4.1      Amgen Gene Targets..............................................................................5
         4.2      Substitution of Amgen Gene Targets..............................................................5
         4.3      Level 1 Research................................................................................6
         4.4      Level 2 Research................................................................................6
         4.5      Further Research, Development and Commercialization.............................................7
         4.6      Research Supply of Collaboration ASO Compounds..................................................8
         4.7      Clinical Supply of Collaboration ASO Compounds and Amgen ASO Compounds..........................9
         4.8      GeneTrove Database.............................................................................10
         4.9      Target Exclusivity.............................................................................10
ARTICLE 5............................................................................................LICENSE GRANTS         10
         5.1      License Grants.................................................................................10
         5.2      Manufacturing Improvements.....................................................................11


                                       i.

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ARTICLE 6.........................................................................................FEES AND PAYMENTS         13
         6.1      Up-front Fee...................................................................................13
         6.2      Research Funding...............................................................................13
         6.3      Milestone Payments.............................................................................14
         6.4      Royalties......................................................................................15
ARTICLE 7...............................................................................................COMPETITION         18
         7.1      Competition....................................................................................18
         7.2      Competition Calculation........................................................................18
         7.3      [***] Licenses.................................................................................18
         7.4      Example Calculation............................................................................18
ARTICLE 8..................................................................................PAYMENT; RECORDS; AUDITS         18
         8.1      Payment; Reports...............................................................................18
         8.2      Exchange Rate; Manner and Place of Payment.....................................................19
         8.3      Late Payments..................................................................................19
         8.4      Income Tax Withholding.........................................................................19
         8.5      Audits.........................................................................................19
         8.6      Confidentiality................................................................................20
ARTICLE 9.....................................................................................INTELLECTUAL PROPERTY         20
         9.1      Ownership of Inventions........................................................................20
         9.2      Patent Prosecution and Maintenance.............................................................20
         9.3      Cooperation of the Parties.....................................................................22
         9.4      Infringement by Third Parties..................................................................22
         9.5      Infringement of Third Party Rights.............................................................24
ARTICLE 10...........................................................................REPRESENTATIONS AND WARRANTIES         24
         10.1     Mutual Representations and Warranties..........................................................24
         10.2     Representations, Warranties and Covenants of Isis..............................................25
         10.3     Disclaimer.....................................................................................26
         10.4     Limitation of Liability........................................................................26
ARTICLE 11.............................................................................CONFIDENTIALITY; PUBLICATION         26
         11.1     Confidentiality................................................................................26


                                       ii.

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         11.2     Authorized Disclosure..........................................................................27
         11.3     Publications...................................................................................27
         11.4     Publicity......................................................................................28
         11.5     Use of Names, Logos or Symbols.................................................................29
ARTICLE 12.....................................................................................TERM AND TERMINATION         29
         12.1     Term...........................................................................................29
         12.2     Termination at Amgen's Election................................................................29
         12.3     Termination for Cause..........................................................................29
         12.4     Termination of Collaboration Upon Change of Control of Isis....................................31
         12.5     Effect of Termination of Collaboration with Respect to an Amgen Gene Target....................31
         12.6     Effect of Termination of Agreement in its Entirety.............................................33
         12.7     Transition.....................................................................................34
         12.8     Product Sales after Termination................................................................35
         12.9     Exercise of Right to Terminate.................................................................35
         12.10    Damages; Relief................................................................................35
         12.11    Rights in Bankruptcy...........................................................................35
ARTICLE 13..........................................................................................INDEMNIFICATION         36
         13.1     Indemnification................................................................................36
         13.2     Control of Defense.............................................................................36
         13.3     Insurance......................................................................................37
ARTICLE 14.......................................................................................DISPUTE RESOLUTION         37
         14.1     Disputes.......................................................................................37
         14.2     Procedures; Discussions Between the Parties....................................................37
ARTICLE 15.......................................................................................GENERAL PROVISIONS         38
         15.1     Governing Law..................................................................................38
         15.2     Entire Agreement; Modification.................................................................38
         15.3     Relationship Between the Parties...............................................................38
         15.4     Non-Waiver.....................................................................................38
         15.5     Assignment.....................................................................................38


                                       iii.

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         15.6     No Third Party Beneficiaries...................................................................39
         15.7     Severability...................................................................................39
         15.8     Notices........................................................................................39
         15.9     Force Majeure..................................................................................40
         15.10    Counterparts...................................................................................40
         15.11    Further Actions................................................................................40
         15.12    Export Requirements............................................................................40
         15.13    Captions.......................................................................................41
         15.14    Exhibits.......................................................................................41

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                                       iv.

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                             COLLABORATION AGREEMENT

         THIS COLLABORATION AGREEMENT (the "AGREEMENT") is entered into as of December 11, 2001 (the "EFFECTIVE DATE") by and between AMGEN INC., a Delaware corporation having an address of One Amgen Center Drive, Thousand Oaks, California 91320-1799 ("AMGEN"), and ISIS PHARMACEUTICALS, INC., a Delaware corporation having an address of 2292 Faraday Avenue, Carlsbad, California 92008 ("ISIS").

                                    RECITALS

         WHEREAS, Isis is engaged in the discovery and development of antisense oligonucleotides and has accumulated considerable knowledge in the field of antisense technology, including processes and techniques relating to the design, synthesis and development of antisense oligonucleotides as drugs;

         WHEREAS, Amgen is engaged in the discovery, development, manufacturing and marketing of human therapeutics; and

         WHEREAS, Isis and Amgen desire to enter into a collaborative relationship to discover and develop antisense drugs for the treatment of [***], on the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         Capitalized terms used but not otherwise defined herein have the meanings provided in EXHIBIT A hereto.

                                    ARTICLE 2

                            COLLABORATION GOVERNANCE

         2.1 RESEARCH MANAGEMENT COMMITTEE. Promptly after the Effective Date, the parties will form a Research Management Committee (the "RMC") comprised of three (3) representatives each of Isis and Amgen. The party hosting an RMC meeting will designate one of its RMC members to serve as chairperson for that meeting. The RMC will oversee and manage the Collaboration, as more fully described in Section 2.2. A primary objective of the RMC is to reach unanimous decisions, with each party having one (1) vote, arrived at through open discussions amongst the representatives of each of the parties. In the event the RMC is unable to unanimously decide or resolve an issue, such issue shall be resolved in accordance with Section 2.3 below. The RMC will meet at least quarterly during the Collaboration Term, with the meeting location alternating between the principal offices of each party, at mutually-agreed times. Promptly following the Effective Date the RMC will hold an organizational meeting to


                                       1.
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establish the operational requirements for the RMC. A reasonable number of additional representatives of a party may attend meetings of the RMC in a non-voting capacity.

         2.2 RESEARCH MANAGEMENT COMMITTEE FUNCTIONS AND POWERS. The RMC generally shall have the responsibility of managing, directing and overseeing the Collaboration including, without limitation, the following responsibilities:

                  (a) managing and monitoring the progress and results of the Collaboration and the parties' diligence in carrying out their responsibilities thereunder;

                  (b) determining future Collaboration activities to be conducted under the Research Plan;

                  (c) allocating responsibility for the various Collaboration activities between the parties;

                  (d) reviewing and approving the Research Plan;

                  (e) amending and/or supplementing the Research Plan upon any addition, substitution or discontinuation of an Amgen Gene Target pursuant to Section 4.2, 4.3 or 4.4, upon any decision by Amgen to advance an Amgen Gene Target into Level 2 Research or as otherwise deemed appropriate by the RMC;

                  (f) developing an estimate of resources needed for activities related to Level 2 Research to be performed by Isis pursuant to the Research Plan for each year of the Collaboration Term (including any renewal or extension thereof);

                  (g) maintaining and, on a regular basis, updating and providing to the parties a list or lists of all Collaboration ASO Compounds identified or developed in the course of the Collaboration;

                  (h) determining when each of the Level 1 Research and Level 2 Research with respect to an Amgen Gene Target and Collaboration ASO Compounds directed thereto has been completed in accordance with the Research Plan or as otherwise mutually agreed and providing each party with notice of such completion;

                  (i) maintaining records of the completion date of each of Level 1 Research and Level 2 Research with respect to each Amgen Gene Target; and

                  (j) approving the number of Isis researchers performing work under the Collaboration (and with respect to Level 2 Research, subject to Section 6.2).

         2.3 RMC DISPUTE RESOLUTION. If the RMC is unable to unanimously decide or resolve an issue, the issue will be referred to the Executive Vice President, R&D of Amgen or another Amgen officer (not a member of the RMC) appointed by the Executive Vice President, R&D and to the Chief Executive Officer of Isis. Such officers of the parties will promptly meet (in person, by teleconference or otherwise) thereafter and negotiate in good faith to resolve such issue. If they cannot resolve such issue within fifteen (15) days of commencing such negotiations, then



                                       2.
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Amgen will make the final decision regarding such matter, provided that Amgen will not have the right to unilaterally amend or modify the terms and conditions of this Agreement, or to obligate Isis to perform additional work outside the scope of the Research Plan or incur significant costs beyond those provided for in this Agreement or the Research Plan.

                                    ARTICLE 3

                          CONDUCT OF THE COLLABORATION

         3.1 OBJECTIVES. The parties hereby agree to establish and conduct the Collaboration in accordance with the Research Plan and with the terms of this Agreement with the goal of discovering and developing Products. The initial Research Plan for conducting the Collaboration with respect to the Amgen Gene Targets through Level 1 Research is attached hereto as EXHIBIT B. The RMC chairperson will promptly provide to the parties copies of any amendment or supplement to the Research Plan approved by the RMC pursuant to Section 2.2.

         3.2 TECHNICAL ASSISTANCE. During the course of the Collaboration, each party will provide the other party with reasonable technical assistance relating to the use of such party's technology, solely to the extent permitted under the license(s) granted to the other party in this Agreement. In addition, during the Term each party shall make its employees, consultants and agents reasonably available upon reasonable notice during normal business hours at their respective places of employment to consult with the other party on issues arising during or from the Collaboration and in connection with any request from any regulatory agency, including those relating to regulatory, scientific and technical issues.

         3.3 PERFORMANCE STANDARDS. Isis shall use reasonable best efforts, and shall commit the personnel, facilities and resources, to discover and supply the Collaboration ASO Compounds and to perform its other obligations under the Research Plan. Amgen will use reasonable best efforts to perform its obligations under the Research Plan. Each party will conduct its activities under the Collaboration in good scientific manner and in compliance in all material respects with applicable laws and regulations and with applicable good laboratory practices ("GLP") and good manufacturing practices ("GMP"). Each party will prepare and maintain complete and accurate written records with respect to its activities under the Research Plan consistent with industry standards including, for purposes of patent and regulatory matters, prompt signing and corroboration of laboratory notebooks and conception documents. Upon Amgen's written request and within twenty (20) business days after such request, Isis shall make the source data (including laboratory notebook records) of the Collaboration Know-How available for inspection by an authorized representative of Amgen at any reasonable time during Isis' regular working hours, and copies of all or any part of such data and all records (whether in tangible or electronic form) shall be furnished to Amgen upon request.

         3.4 RESEARCH REPORTS. Each party will keep the other party fully informed as to all discoveries and technical developments (including, without limitation, any inventions) made in the course of performing activities under the Collaboration. In particular, prior to each RMC meeting Isis and Amgen each will prepare and distribute to all members of the RMC (no later than five (5) business days prior to each such RMC meeting) a reasonably detailed written summary report, in such form and format and setting forth such information regarding the results



                                       3.
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and progress of performance of the Collaboration (since the last report) as determined from time to time by the RMC. The information contained in the report shall be accurate in the reporting party's best scientific judgment. In addition, Isis shall promptly make available and disclose to Amgen Collaboration Know-How and Isis Know-How relating to Collaboration ASO Compounds. At Amgen's request, at any time during the Term Isis shall provide written reports of any studies performed by Isis as part of the Collaboration, including, without limitation, data and information related to the synthesis and analytical methods used in preparing Collaboration ASO Compounds, which Amgen may need to support its regulatory submissions relating to Products and shall allow Amgen to use the data included in such reports to support such submissions. Nothing herein will require either party to disclose information received from a Third Party that remains subject to bona fide confidentiality obligations to such Third Party.

         3.5 SUBCONTRACTS. Neither party shall subcontract to a Third Party any of its obligations under the Research Plan without the prior approval of the RMC. Any approved subcontracting must be performed pursuant to a written agreement containing appropriate provisions as determined by the RMC, including, without limitation, provisions of confidentiality and non-use and intellectual property provisions at least as restrictive as set forth in
Section 3.9.

         3.6 MATERIALS TRANSFER. In order to facilitate the Collaboration, either party may provide to the other party certain biological materials or chemical compounds including, but not limited to, Collaboration ASO Compounds, Amgen ASO Compounds, Amgen Gene Targets, screens, animal models, cell lines, cells, nucleic acids, receptors and reagents (collectively, "MATERIALS") Controlled by the supplying party for use by the other party in furtherance of the Collaboration. Except as otherwise provided under this Agreement (e.g., Amgen's rights pursuant to Sections 4.5, 4.6 and 5.1(a)(ii)), all such Materials delivered to the other party shall remain the sole property of the supplying party, shall be used only in furtherance of the Collaboration in accordance with this Agreement and remain solely under the control of the other party, shall not be used or delivered to or for the benefit of any Third Party without the prior written consent of the supplying party, and shall not be used in research or testing involving human subjects, except to the extent permitted by applicable law and permitted by the licenses granted hereunder. The Materials supplied under this Section 3.6 must be used with prudence and appropriate caution in any experimental work, because not all of their characteristics may be known. Except as expressly set forth in this Agreement (including, without limitation, Sections 3.7, 3.10 and 10.2), THE MATERIALS ARE PROVIDED "AS IS" AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

         3.7 MATERIALS AND EQUIPMENT. Other than with respect to Materials provided by Amgen pursuant to the Research Plan, Isis shall be responsible for the procurement and documentation of the quality of all materials, equipment and facilities used for the preparation and analysis of Collaboration ASO Compounds. Isis covenants that the materials, equipment and facilities to be used by Isis under this Agreement shall be of the same quality as Isis in its experience and best scientific judgment uses in its own research of similar nature. At its own


                                       4.
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expense, Isis shall be responsible for storing, handling, transporting and disposing of chemical synthesis by-products generated by Isis during the performance of the Collaboration.

         3.8 ISIS RESEARCHERS. Amgen and Isis acknowledge the importance of having personnel devoted full-time to work in the Collaboration. Accordingly, in order to maximize the effective conduct of the Collaboration, Isis shall use reasonable best efforts to maximize the continuity of Isis researchers conducting the Collaboration.

         3.9 EMPLOYEE OBLIGATIONS. Prior to beginning work on the Collaboration and/or being given access to Isis Know-How, Amgen Know-How, Collaboration Know-How or Joint Know-How, each employee, consultant or agent of Isis and Amgen shall have signed or shall be required to sign a non-disclosure and invention assignment agreement pursuant to which each such person shall agree to comply with all of the obligations of Isis or Amgen, as appropriate, substantially including: (a) promptly reporting any invention, discovery, process, software program or other intellectual property right, as appropriate within Isis Know-How, Amgen Know-How, Collaboration Know-How or Joint Know-How; (b) assigning to Isis or Amgen, as appropriate, all of his or her right, title and interest in and to any such invention, discovery, process, software program or other intellectual property right; (c) cooperating in the preparation, filing, prosecution, maintenance and enforcement of any patent rights; (d) performing all acts and signing, executing, acknowledging and delivering any and all papers, documents and instruments required for effecting the obligations and purposes of this Agreement and (e) abiding by the obligations of confidentiality and non-use set forth in this Agreement. It is understood and agreed that any such non-disclosure and invention assignment agreement need not be specific to this Agreement.

         3.10 THIRD PARTY INTELLECTUAL PROPERTY. Isis covenants not to practice the Isis Standard Chemistry in a manner which Isis believes would infringe the claim of any issued patent or fall within the scope of other intellectual property rights, including but not limited to the claims of published patent applications, of a Third Party without Amgen's prior written consent.

                                    ARTICLE 4

            DISCOVERY, DEVELOPMENT AND COMMERCIALIZATION OF PRODUCTS

         4.1 AMGEN GENE TARGETS. The Amgen Gene Targets are set forth in EXHIBIT C hereto, which exhibit will be updated upon any substitution or discontinuation of a Gene Target in accordance with Sections 4.2, 4.3 and 4.4.

         4.2 SUBSTITUTION OF AMGEN GENE TARGETS. Amgen, in its sole discretion, shall have the right to decide whether to substitute a Gene Target for any of the then-current Amgen Gene Targets. At any time prior to completion of Level 2 Research (as determined by the RMC) with respect to a particular Amgen Gene Target, Amgen may provide written notice to Isis that Amgen wishes to substitute a different Gene Target (each, a "PROPOSED SUBSTITUTION TARGET") for such Amgen Gene Target, which notice shall specify both the Proposed Substitution Target and the existing Amgen Gene Target proposed to be replaced thereby. Prior to Isis providing written notice to Amgen as set forth below, the parties will engage in discussions relating to such Proposed Substitution Target as described in Point 1 of the Level 1 Research Plan, attached


                                       5.
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hereto as Exhibit B. Amgen shall have the right to withdraw such Proposed
Substitution Target within five (5) business days of such discussions. Within ten (10) business days after such notice from Amgen, Isis will provide written notice to Amgen (the "ISIS NOTICE") indicating whether such Proposed Substitution Target is subject to any agreement between Isis and a Third Party under which such Third Party has or may acquire rights to ASO Compounds directed to such Proposed Substitution Target or whether Isis has an existing Internal Program with respect to such Proposed Substitution Target or any ASO Compound directed thereto.

                  (a) If both (i) such Proposed Substitution Target is not subject to any agreement between Isis and a Third Party under which such Third Party has or may acquire rights to ASO Compounds directed to such Proposed Substitution Target and (ii) Isis does not have an existing Internal Program with respect to such Proposed Substitution Target or any ASO Compound directed thereto, then, effective upon the Isis Notice, such Proposed Substitution Target will be deemed an Amgen Gene Target and the original Amgen Gene Target replaced by such Proposed Substitution Target will cease to be an Amgen Gene Target and Exhibit C shall be updated by the RMC.

                  (b) Amgen will have the right to make only two (2) such substitutions of Amgen Gene Targets under this Section 4.2. For purposes of clarification, at no time may there be more than [***] Amgen Gene Targets under this Agreement. Isis acknowledges that only Proposed Substitution Targets deemed Amgen Gene Targets in accordance with Section 4.2(a) shall be considered a substitution.

         4.3      LEVEL 1 RESEARCH.

                  (a) Isis shall conduct the Level 1 Research with respect to each Amgen Gene Target and Collaboration ASO Compounds, as more fully described in the Research Plan. With respect to each Amgen Gene Target, Isis shall promptly, from the date such Amgen Gene Target is listed on Exhibit C, apply the appropriate level of resources in order to complete the Level 1 Research within [***] months from the date of such listing.

                  (b) During the [***] days following the RMC's determination that the Level 1 Research with respect to an Amgen Gene Target has been completed, Amgen may notify Isis in writing (the "Notice of Intent to Initiate Level 2 Research") of its desire to advance such Amgen Gene Target to Level 2 Research, which notice shall be accompanied by the payment set forth in Section 6.3(a)(i). If Amgen does not notify Isis of its desire to advance such Amgen Gene Target to Level 2 Research within such [***] period, or if Amgen notifies Isis that it does not desire to advance such Amgen Gene Target to Level 2 Research, then such Gene Target will cease to be an Amgen Gene Target, with the consequences of termination set forth in Section 12.5, and Exhibit C shall be updated by the RMC.

         4.4      LEVEL 2 RESEARCH.

                  (a) Promptly following any election by Amgen pursuant to
Section 4.3 to advance an Amgen Gene Target to Level 2 Research, the RMC will develop and approve an amendment and/or supplement to the Research Plan setting forth the activities to be performed by the parties, and the corresponding FTE requirements, with respect to such Amgen Gene


                                       6.
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Target and Collaboration ASO Compounds directed thereto as part of the Level
2 Research. The parties will conduct such Level 2 Research with respect to each such Amgen Gene Target and Collaboration ASO Compounds directed thereto in accordance with the Research Plan, as so amended and/or supplemented. With respect to each such Amgen Gene Target so advanced, the parties shall apply the appropriate level of resources in order to complete the Level 2 Research within [***] months of the Notice of Intent to Initiate Level 2 Research.

                  (b) During the [***] months following RMC's determination that the Level 2 Research with respect to an Amgen Gene Target has been completed, Amgen may provide Isis with written notice (the "DEVELOPMENT NOTICE") that Amgen desires to advance such Amgen Gene Target to IND-enabling toxicology studies, accompanied by the payment set forth in Section 6.3(a)(ii). If Amgen does not notify Isis of its desire to advance such Amgen Gene Target to IND-enabling toxicology studies within such [***] period, or if Amgen notifies Isis that it does not desire to advance such Amgen Gene Target to IND-enabling toxicology studies, then such Gene Target will cease to be an Amgen Gene Target, with the consequences of termination set forth in
Section 12.5, and Exhibit C shall be updated by the RMC.

         4.5      FURTHER RESEARCH, DEVELOPMENT AND COMMERCIALIZATION.

                  (a) RESPONSIBILITY. Amgen shall have sole and full control, authority, discretion and right to conduct (by itself or via a Third Party) and make all decisions regarding continued research activities and all development (e.g., pre-clinical development, nomination of clinical candidates, clinical trial design), regulatory (e.g., interaction with all governmental authorities and preparation of any Regulatory Filings), manufacturing, commercialization (e.g., determination of price, sales and distribution, packaging, labeling, language to be included on the package insert, promotion, detailing and selection of trademarks and Phase IV clinical trials) for each Amgen Gene Target, Collaboration ASO Compounds, Amgen ASO Compounds and/or Products directed thereto from and after any election by Amgen pursuant to Section 4.4 to advance an Amgen Gene Target to IND-enabling toxicology studies. However, in addition to Isis' obligations under Article 3, Isis shall provide reasonable assistance to Amgen in connection with any such additional research or development as mutually agreed by the parties (which assistance may include consulting services), at Amgen's expense.

                  (b) OWNERSHIP. Amgen shall own all Regulatory Filings and Regulatory Approvals.

                  (c) DILIGENCE. Amgen will use Commercially Reasonable Efforts to pursue development and commercialization with respect to each Amgen Gene Target and Products directed thereto. Any alleged failure by Amgen to use Commercially Reasonable Efforts under this Section 4.5(c) will entitle Isis to seek redress solely under Section 12.3 below. Other than as expressly set forth hereinabove in this Section 4.5(c), it shall be in Amgen's sole discretion as to which and how many Product(s) and indications for Product(s) with respect to an Amgen Gene Target will be developed under this Agreement. By way of example, but not by way of minimum requirement, if Amgen pursues development of one (1) Product with respect to each Amgen Gene Target it shall be deemed to have used Commercially Reasonable Efforts with respect to such Amgen Gene Target and Products directed thereto.


                                       7.
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                  (d) EXCHANGE OF INFORMATION. Following completion of the Level
2 Research with respect to any Amgen Gene Target and Collaboration ASO Compounds directed thereto, and for so long as Amgen has a license with respect thereto under Section 5.1(a)(iii), Amgen will keep Isis reasonably informed about
Amgen's research, development and commercialization efforts with respect to any Collaboration ASO Compound, Amgen ASO Compound or Product directed to such Amgen Gene Target. Without limiting the generality of the foregoing, Amgen shall be deemed to have met its obligation under this Section 4.5(d) by providing Isis with annual written reports that summarize the research, development and commercialization activities by Amgen with respect to any Amgen Gene Target, Collaboration ASO Compound, Amgen ASO Compound or Product and written notice of development and Regulatory Approval results with respect to any Collaboration
ASO Compound, Amgen ASO Compound and Product that would trigger milestone payments under Section 6.3.

         4.6      RESEARCH SUPPLY OF COLLABORATION ASO COMPOUNDS.

                  (a) Isis shall supply all Collaboration ASO Compounds synthesized by Isis, in quantities and to specifications agreed upon by the RMC in accordance with Section 2.1 above, to Amgen (or a Third Party designated by Amgen) for use in the Collaboration as set forth in the Research Plan. Together with each such Collaboration ASO Compound, Isis shall present to Amgen a certificate of analysis that meets the agreed-upon specifications regarding such shipment of Collaboration ASO Compound. For any Collaboration ASO Compound that Amgen advances to IND-enabling toxicology studies, Isis shall present to Amgen data and information corresponding to such Collaboration ASO Compound for use in IND-enabling toxicology and subsequent studies, including, but not limited to, end-of-compound preparation reports (e.g., detailed synthesis and analytical procedures), synthesis completion dates and lot numbers, batch identifications and a copy of all analytical data obtained. Amgen shall have the right, within thirty (30) days after receipt, to accept or reject such Collaboration ASO Compounds as follows: in the event Amgen determines that such Collaboration ASO Compound fails to meet the agreed-upon specifications, Amgen shall have the right to reject the shipment in whole or part, and Isis shall promptly resynthesize and provide Amgen with the rejected quantities of such ASO Collaboration Compounds. The cost of such requirements of Collaboration ASO Compounds for use in the Collaboration through completion of Level 1 Research is included in the up-front fee payable by Amgen pursuant to Section 6.1. Upon Amgen's written request, Isis shall promptly provide additional quantities of Collaboration ASO Compounds for use in Level 1 Research to be conducted at Amgen beyond the activities set forth in the Research Plan and all quantities of Collaboration ASO Compounds for use in Level 2 Research at a charge to Amgen of [***] per gram (inclusive of all shipping, freight and other delivery charges), with a minimum charge of [***] per order. For any quantities of Collaboration ASO Compound requested and delivered pursuant to the preceding sentence, Amgen will pay Isis for such quantities within thirty (30) days after receipt of such Collaboration ASO Compound, provided that Amgen shall have the right, within thirty (30) days after receipt, to accept or reject such quantity of such Collaboration ASO Compound as follows: in the event Amgen determines that such Collaboration ASO Compound fails to meet the agreed-upon specifications, Amgen shall have the right to reject the shipment in whole or part. Isis shall promptly resynthesize and provide Amgen with the rejected quantities of such ASO Collaboration Compound. Amgen shall pay only for such quantity of such Collaboration ASO Compounds that Amgen accepts.



                                       8.

                  (b) The parties will confer, prior to any delivery of any Collaboration ASO Compounds to Amgen, regarding the container and shipping details, the analytical results and other related data. Title in all quantities of each of the Collaboration ASO Compounds delivered under this Agreement shall pass to Amgen free and clear of any security interest, lien or other encumbrance. Risk of loss for all quantities of each of the Collaboration ASO Compounds shall remain with Isis until each such Collaboration Compound has been transferred to a carrier designated by Amgen in writing.

         4.7 CLINICAL SUPPLY OF COLLABORATION ASO COMPOUNDS AND AMGEN ASO COMPOUNDS. If Amgen decides, following completion of Level 2 Research, to advance any Collaboration ASO Compound, Amgen ASO Compound and/or Product to IND-enabling toxicology studies, then, if requested by Amgen, Isis and Amgen will negotiate in good faith a clinical supply agreement pursuant to which Isis will supply all of Amgen's requirements of such Collaboration ASO Compound or Amgen ASO Compound through the completion of Phase IIA Clinical Trials on such Collaboration ASO Compound or Amgen ASO Compound, which agreement will contain customary terms, including, without limitation, the following:

                  (a) In no event will Isis be obligated to provide more than [***] of any one Collaboration ASO Compound or Amgen ASO Compound;

                  (b) Isis shall also provide Amgen with any information and documentation on such Collaboration ASO Compound or Amgen ASO Compound in Isis' possession that Amgen deems necessary to meet or address regulatory requirements, at Amgen's request and expense; and

                  (c) Isis shall supply any such Collaboration ASO Compound or Amgen ASO Compound in accordance with mutually agreed-upon specifications, including, without limitation, current GMP, and at a price per gram equal to Isis' cost of manufacturing such Collaboration ASO Compound or Amgen ASO Compound plus [***].

         If Isis is not able to supply up to [***] of any such Collaboration ASO Compound or Amgen ASO Compound to Amgen then Isis shall, at its expense, promptly transfer all necessary technology, documentation and technical assistance and grant all necessary rights and licenses to permit Amgen, its Affiliates, its Sublicensees or a Third Party manufacturer reasonably acceptable to Amgen to manufacture and supply such Collaboration ASO Compound or Amgen ASO Compound on behalf of Amgen, its Affiliates or Sublicensees. In anticipation of Amgen's post-Phase IIA clinical requirements or if Amgen otherwise determines to itself manufacture or to obtain a supply of any such Collaboration ASO Compound or Amgen ASO Compound from a Third Party, then Isis shall, at Amgen's request and expense, promptly transfer all necessary technology, documentation and technical assistance and grant all necessary rights and licenses to permit Amgen, its Affiliates, its Sublicensees or a Third Party manufacturer to manufacture and supply such Collaboration ASO Compounds or Amgen ASO Compounds on behalf of Amgen, its Affiliates or Sublicensees. The parties acknowledge that a separate agreement with a Third Party would be required to fill and finish Products containing any such Collaboration ASO Compound or Amgen ASO Compound and, upon request by Amgen, Isis agrees to facilitate the negotiations thereof with the Third Party used by Isis for such finishing activities.



                                       9.

         4.8 GENETROVE DATABASE. Isis shall be prohibited from including any information regarding the Amgen Gene Targets in the GeneTrove Database and such information shall not be used for any other purpose except as expressly permitted by this Agreement.

         4.9 TARGET EXCLUSIVITY. Isis agrees that Isis shall work exclusively with Amgen on each Amgen Gene Target during the Collaboration Term and for so long thereafter as the license under Section 5.1(a)(iii) with respect to such Amgen Gene Target or Products directed thereto remains in force. Except as otherwise expressly permitted by this Agreement, Isis shall not directly or indirectly (i) conduct any research on any Amgen Gene Target or any ASO Compound directed thereto, outside the course of the Collaboration either on its own or for a Third Party; (ii) grant or assign any rights to a Third Party with respect to any Amgen Gene Target or ASO Compound directed thereto, in each case, while such Amgen Gene Target is included within the Collaboration or (iii) either by itself and/or with or through a Third Party, make, have made, use, sell, lease, offer to sell or lease, import, export or otherwise exploit, or transfer physical possession of or title in (or otherwise directly or indirectly engage in any activity or take any action with respect to), any and all ASO Compounds and/or Products directed to any Amgen Gene Target for any purpose anywhere in the world.

                                    ARTICLE 5

                                 LICENSE GRANTS

         5.1      LICENSE GRANTS.

                  (a)      BY ISIS.

                           (i) RESEARCH LICENSE.  Isis hereby grants to Amgen
during the Collaboration Term (1) an exclusive, worldwide, royalty-free license, with the right to sublicense to subcontractors approved pursuant to
Section 3.5, under the Isis ASO Compound Patent Rights, Isis' interest in the Joint Patent Rights, Collaboration Know-How and Isis' interest in Joint Know-How solely to perform Amgen's responsibilities under the Collaboration, and (2) a non-exclusive, worldwide, royalty-free license, with the right to sublicense to subcontractors approved pursuant to Section 3.5, under the Isis Core Technology Patent Rights, the Isis Manufacturing Patent Rights and the Isis Know-How, solely to perform Amgen's responsibilities under the Collaboration; PROVIDED, HOWEVER, that the license to Amgen under this
Section 5.1(a)(i) with respect to Isis' rights under the [***] License is limited to the scope of permissible licenses under the [***] License (a copy of the relevant portion of which has been provided to Amgen). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, Isis retains the right to practice under the Isis ASO Compound Patent Rights and Collaboration Know-How solely to perform its responsibilities under the Collaboration, and Isis retains the right to practice under the Joint Patent Rights and the Joint Know-How to perform its responsibilities under the Collaboration and under the Joint Patent Rights not claiming any Amgen Gene Target or any ASO Compound directed thereto and Joint Know-How not directed to any Amgen Gene Target or any ASO Compound directed thereto for any and all other purposes except to the extent that Isis has granted Amgen an exclusive license under any of the foregoing pursuant to this Section 5.1(a).



                                       10.

                           (ii) INTERNAL USE LICENSE.  In addition to the
exclusive license and other rights granted to Amgen in this Agreement, Isis grants to Amgen a non-exclusive, irrevocable, perpetual, compensation-free and unrestricted worldwide right and license, without the right to sublicense, to make, have made, and use Isis Know-How and Collaboration Know-How, for Amgen's internal research and development purposes. Nothing in this Section 5.1(a)(ii) shall be construed to give Amgen any rights to commercialize products under Isis Patent Rights outside of the licenses granted by Isis pursuant to Section 5.1(a)(iii).

                           (iii) DEVELOPMENT AND COMMERCIALIZATION LICENSES.
Isis hereby grants to Amgen (1) an exclusive (even as to Isis), worldwide license, with the right to sublicense, under the Isis ASO Compound Patent Rights, Isis' interest in the Joint Patent Rights, Collaboration Know-How and Isis' interest in Joint Know-How to research, develop, make, have made, use, sell, offer for sale, have sold, import, export or otherwise exploit, or transfer physical possession of or title in, Products in the Field, and (2) a non-exclusive, worldwide license, with the right to sublicense, under the Isis Core Technology Patent Rights, the Isis Manufacturing Patent Rights and the Isis Know-How to research, develop, make, have made, use, sell, offer for sale, have sold, import, export or otherwise exploit, or transfer physical possession of or title in, Products in the Field; PROVIDED, HOWEVER, that the license to Amgen under this Section 5.1(a)(iii) with respect to Isis' rights under the [***]License is limited to the scope of permissible licenses under the [***] License, and Amgen acknowledges that this Section 5.1(a) does not grant to Amgen any sublicense under the [***] License with respect to [***]. For purposes of clarification, the foregoing licenses will only be effective with respect to any Products directed to a Gene Target for so long as such Gene Target remains an Amgen Gene Target under this Agreement. Such licenses shall be royalty-bearing as expressly provided in Section 6.4 of this Agreement.

                  (b)      BY AMGEN.

                           (i) RESEARCH LICENSE.  Amgen hereby grants to Isis,
during the Collaboration Term, a non-exclusive, worldwide, royalty-free license, without the right to sublicense, under the Amgen Technology solely to perform Isis' obligations under the Collaboration. Amgen retains the right to practice under Joint Patent Rights not claiming any Amgen Gene Target or any ASO Compound directed thereto and Joint Know-How not directed to any Amgen Gene Target or any ASO Compound directed thereto for any and all purposes.

                           (ii) INTERNAL USE LICENSE.  Amgen grants to Isis a
non-exclusive, irrevocable, perpetual, compensation-free and unrestricted worldwide right and license, without the right to sublicense, to make, have made, and use Amgen Know-How (limited to that which has been provided to Isis) for Isis' internal research and development purposes. Nothing in this Section 5.1(b)(ii) shall be construed to give Isis any rights to commercialize products under Amgen Patent Rights.

         5.2      MANUFACTURING IMPROVEMENTS.

                  (a) Isis hereby grants to Amgen an option, exercisable upon written notice to Isis, to obtain a license to Manufacturing Improvements, under the following terms and conditions ("MANUFACTURING IMPROVEMENT OPTION"):




                                       11.

                           (i) The Manufacturing Improvement Option shall be
exercisable at any time beginning upon the Effective Date and extending thirty
(30) days thereafter.

                           (ii) In the event Amgen exercises the Manufacturing
Improvement Option, during the first ten (10) years of the Term the parties will meet at least annually to review Manufacturing Improvements developed by either of the parties (or with respect to Isis, those certain Third Parties described hereinbelow). The parties will disclose all such Manufacturing Improvements Controlled by such party in reasonable detail so as to enable the other party to use such Manufacturing Improvements in the manufacture of ASO Compounds as permitted by this Section 5.2. Isis will have the right to disclose and sublicense any Manufacturing Improvements Controlled by Amgen to any Third Party that is a licensee of Isis with respect to the commercialization of one or more ASO Compounds only if (i) such Third Party has a then-existing contractual relationship with Isis whereby such Third Party is required to disclose to Isis on at least an annual basis any Manufacturing Improvements developed by such Third Party, (ii) Isis has the right to license such Third Party's Manufacturing Improvements to Amgen under this Agreement and (iii) such Third Party is manufacturing an ASO Compound on its own behalf (i.e., not using a Third Party manufacturer to manufacture ASO Compounds) or, in the event that such Third Party is using a Third Party manufacturer to manufacture an ASO Compound, such Third Party manufacturer is contractually obligated to provide access to any Manufacturing Improvements developed over the course of the relationship with such Third Party, and the Information disclosed in any such discussions, and any Patent Rights Controlled by such Third Party relating thereto, will be licensable to Amgen under this Agreement as Manufacturing Improvements under
Section 5.2(d). Isis warrants, represents and covenants that the rights and obligations of the parties under this Section 5.2 are, and will be, the same in substance as those rights granted to and those obligations required of a Third Party to which Isis has the right to sublicense pursuant to this subsection.

                  (b) The entire right, title, and interest in and to all Manufacturing Improvements developed or invented solely by employees or consultants of Amgen during the Term shall be the sole and exclusive property of Amgen. In the event Amgen exercises the Manufacturing Improvement Option, Amgen hereby grants Isis a worldwide, royalty-free, perpetual, non-exclusive license under Information or Patent Rights Controlled by Amgen or its Affiliates that claim Manufacturing Improvements to make and have made products (other than the Products) containing, consisting of, based on or incorporating ASO Compounds. The license granted under this Section 5.2(b) shall be sublicensable by Isis solely in connection with the grant of a license to develop, make, have made, use, sell, offer for sale, have sold, import, export or otherwise exploit, or transfer physical possession of or title in, an ASO Compound discovered by Isis alone or in collaboration with a Third Party to which Isis has the right to sublicense pursuant to Section 5.2(a)(ii) above, subject to the exclusive licenses granted to Amgen under Section 5.1(a) and Isis' obligation of exclusivity with respect to Amgen Gene Targets under Section 4.9.

                  (c) The entire right, title, and interest in and to all Manufacturing Improvements developed or invented solely by employees or consultants of Isis during the Term shall be the sole and exclusive property of Isis. In the event Amgen exercises the Manufacturing Improvement Option, Isis hereby grants Amgen a worldwide, royalty-free (except as otherwise expressly provided in Section 6.4 of this Agreement), perpetual, non-exclusive license under


                                       12.

Information or Patent Rights Controlled by Isis or its Affiliates that claim Manufacturing Improvements to make and have made Products. The license granted under this Section 5.2(c) shall be sublicensable by Amgen solely in connection with the grant of a license to develop, make, have made, use, sell, offer for sale, have sold, import, export or otherwise exploit, or transfer physical possession of or title in, Products.

                  (d) The entire right, title, and interest in and to all Manufacturing Improvements developed or invented jointly by employees or consultants of Isis and Amgen during the Term shall be the joint property of Isis and Amgen. Each party shall have an undivided joint ownership interest in such Manufacturing Improvements, and may license its rights under such Manufacturing Improvements for its own account and without the consent of the other party, subject to the exclusive licenses granted to Amgen under Section 5.1(a) and Isis' obligation of exclusivity with respect to Amgen Gene Targets under Section 4.9.

                                    ARTICLE 6

                                FEES AND PAYMENTS

         6.1 UP-FRONT FEE. Within five (5) business days following the Effective Date, Amgen will pay to Isis (i) a non-refundable, non-creditable up-front technology access fee of [***], and (ii) a non-refundable, non-creditable up-front fee of [***], which payment will cover the entire cost of Level 1 Research activities performed by Isis in accordance with the Research Plan.

         6.2 RESEARCH FUNDING. During the Collaboration Term, commencing with initiation of Level 2 Research on an Amgen Gene Target-by-Amgen Gene Target basis, Amgen shall make research funding payments to Isis for such number of FTEs as Isis devotes to Collaboration activities with respect to an Amgen Gene Target in accordance with the Research Plan, at the FTE Rate, and shall reimburse Isis for the cost of materials and outside services incurred in connection with such Collaboration activities and approved by the RMC. Amgen will fund a minimum of [***] FTEs to conduct the Level 2 Research, with the exact number to be determined solely by Amgen but decided in a timely manner so as to allow Isis time to resource and staff appropriately. Subject to the FTE limitations set forth above, Amgen will pay Isis quarterly, in advance, for the number of FTEs projected to be devoted to Collaboration activities with respect to an Amgen Gene Target during such Calendar Quarter as set forth in the Research Plan, at the FTE Rate; PROVIDED, HOWEVER, that for the purpose of allowing the parties sufficient time to determine the applicable adjustment to the FTE Rate each year, with respect solely to the first quarter of each calendar year beginning in January 2003, such payment will be made within 15 days of the start of the quarter. Isis shall deliver written reports (certified by Isis' Vice President of Finance or Director of Finance) to Amgen on a quarterly basis within thirty (30) days after the end of such Calendar Quarter setting forth the number of FTEs actually devoted by Isis to Collaboration activities and a summary of all such FTE-funded activities with respect to such Amgen Gene Target during such Calendar Quarter. Isis or Amgen, as applicable, shall remit to the other party the amount of any overpayment or underpayment, respectively, within thirty (30) days of receipt thereof. In no event shall Amgen be obligated to pay Isis for FTEs beyond that number of FTEs approved by Amgen for such Calendar Quarter.


                                       13.

         6.3      MILESTONE PAYMENTS.

                  (a) RESEARCH MILESTONES. On an Amgen Gene Target-by-Amgen Gene Target basis, Amgen shall pay to Isis the one-time, non-refundable, non-creditable milestone payment set forth below concurrently with the events set forth below, as provided in Section 4.3 or 4.4, as applicable:

           MILESTONE EVENT                              MILESTONE PAYMENT
-------------------------------------------------    ---------------------------
   (i)  [***]...................................     [***] per Amgen Gene Target

   (ii) [***]...................................     [***] per Amgen Gene Target

                  (b) CLINICAL MILESTONES. On an Amgen Gene Target-by-Amgen Gene Target basis, within thirty (30) days following the first occurrence or achievement by the performance of Amgen, its Affiliate or Sublicensee of each of the clinical milestones set forth below with respect to the first Product to each Amgen Gene Target, Amgen shall pay to Isis the one-time, non-refundable, non-creditable milestone payment set forth below:


           MILESTONE EVENT                              MILESTONE PAYMENT
-------------------------------------------------    ---------------------------
        [***]







                                                      ---------------------



                  (c) NET SALES MILESTONE. On an Amgen Gene Target-by-Amgen Gene Target basis, Amgen shall pay to Isis a one-time, non-refundable, non-creditable milestone payment of [***] upon the first achievement of cumulative Net Sales exceeding [***] of a Product approved for two or more indications, beginning with Net Sales occurring on or after the approval of the second indication. For purposes of this Section 6.3(c), a second (or subsequent) "indication" is defined as an addition to the indication section of the package insert for the Product only after a clinical program separate and distinct from the first clinical program is undertaken. Any such addition to the indication section shall represent a distinct disease category from the previously approved indication (i.e., additions to treat subpopulations within the previously approved indication or new or different treatment regimens for the previously approved indication do not apply).



                                       14.

                  (d) MILESTONE PAYMENTS. For purposes of clarification, (i) if any of the milestones set forth above in Sections 6.3(b)(i), 6.3(b)(ii) or 6.3(b)(iii) is achieved prior to or in the absence of the achievement of a preceding milestone, then, effective upon achievement of any of such milestones, any previously unpaid milestone shall also become due and payable and (ii) each milestone is payable pursuant to this Section 6.3 on an Amgen Gene Target-by-Amgen Gene Target basis only, and once one milestone has been paid with respect to a particular Amgen Gene Target no additional such milestone shall be paid with respect to such Amgen Gene Target, regardless of the number of Collaboration ASO Compounds, Amgen ASO Compounds and/or Products relative to each Amgen Gene Target which subsequently achieves such milestone event.

         6.4      ROYALTIES.

                  (a) ROYALTIES PAYABLE BY AMGEN. During the Royalty Term of each Product, Amgen shall pay to Isis, on a country-by-country basis, incremental royalties on total annual worldwide Net Sales of each such Product by Amgen, its Affiliates and its Sublicensees at the following rates:

                           (i)      [***] of that portion of total annual Net
Sales of each such Product that is less than [***];

                           (ii)     [***] of that portion of total annual Net
Sales of each such Product that is greater than or equal to [***] and less than [***]; and

                           (iii)    [***] of that portion of total annual Net
Sales of each such Product that is greater than or equal to [***].

                  (b) ROYALTY TERM. Royalties for sales of any Product shall be paid for a period equal to the Royalty Term for such Product.

                  (c) [***] LICENSES. Amgen acknowledges that Isis may be obligated to pay royalties under the [***] License and the [***] License with respect to Net Sales of Products and agrees that, in addition to the royalties set forth in Section 6.4(a) above but subject to Section 6.4(e) below, Amgen shall pay to Isis a total of [***] of Net Sales of Products by Amgen, its Affiliates and its Sublicensees, which represents [***] of the total combined royalties payable by Isis under the [***] License and the [***] License with respect to Net Sales of Products by Amgen, its Affiliates and its Sublicensees. Upon the expiration or termination, on a country-by-country basis, of the obligation by Isis to pay royalties (or equivalent payments) to [***] under the [***] License or [***] under the [***] License, Amgen shall have the right to decrease the amount of its quarterly payment under Section 8.1 to Isis by [***] of the amount Amgen would have otherwise paid to Isis for such license in such country. After the expiration of the Royalty Term, Amgen agrees to pay [***] of the total combined royalties payable by Isis under the [***] License and/or the [***] License with respect to Net Sales of each Product for so long as such royalties are due and payable under the [***] License and/or the [***] License. Isis acknowledges and agrees that Isis is solely responsible for any and all obligations that may have accrued or may accrue in the future with respect to the [***] License and the [***] License; PROVIDED, HOWEVER, that Amgen shall be obligated to pay Isis the applicable amount under this



                                       15.

Section 6.4(c) with respect to any sale of a Product that would obligate Isis to make a royalty payment to [***] under the [***] License or to [***] under the [***] License.

                  (d) THIRD PARTY LICENSES. If Amgen reasonably determines in its sole discretion, authority and right that one or more licenses (other than the [***] License and the [***] License) to access the intellectual property rights of a Third Party or Parties are required for Amgen, its Affiliates and/or its Sublicensees to research, develop, make, have made, use, import, offer to sell and/or sell, export or otherwise exploit, or transfer physical possession of or title in Collaboration ASO Compounds and/or Amgen ASO Compounds ("THIRD PARTY LICENSE(S)"), then: [***] of any compensation (including, without limitation, up-front payments, milestones and royalties) actually paid by Amgen, its Affiliates and Sublicensees with respect to the sale of any Product containing such Collaboration ASO Compound and/or Amgen ASO Compound under any such Third Party License(s) entered into by Amgen, its Affiliates or Sublicensees shall be creditable against the royalty payments to be paid to Isis by Amgen with respect to the sale of such Product; PROVIDED HOWEVER, that, on a Product-by-Product basis, Isis' royalty rate due under Section 6.4(a) in any given year will not be reduced to less than [***] of Net Sales of such Product as a consequence of any compensation (including, without limitation, up-front payments, milestones and royalties) actually paid by Amgen under any Third Party License(s) being creditable against the royalty payments to be paid to Isis by Amgen; FURTHER PROVIDED HOWEVER, that unused credits in any period may be carried forward against royalties due in future periods.

                  (e) ELIMINATION OR REDUCTION OF THIRD PARTY ROYALTIES. Isis shall notify Amgen if Isis eliminates or reduces the royalty payments required under the [***] License or the [***] License that may be required in order for Amgen, its Affiliates and/or Sublicensees to develop, make, have made, use, import, offer to sell and/or sell or otherwise export, or transfer physical possession of or title in any Collaboration ASO Compound, Amgen ASO Compound and/or Product. Thereafter, Amgen shall have the option, exercisable upon written notice to Isis, to reduce the amount of royalties payable to Isis with respect to the [***] License and the [***] License pursuant to Section 6.4(c) for any Product by an amount that is equal to the portion of the pass-through royalty payments eliminated or reduced by Isis by paying to Isis an amount equal to [***] of the dollar amount paid by Isis to such Third Party to eliminate or reduce such pass-through royalty. In the event that non-monetary consideration is exchanged between Isis and the Third Party to eliminate or reduce such pass-through royalties, the parties will negotiate in good faith an adequate payment by Amgen to Isis for elimination or reduction of such pass-through royalty to Amgen. If the parties fail to determine an acceptable amount for such a payment by Amgen, or if Amgen does not exercise its option under this Section 6.4(e), then the royalty rate determined in accordance with Sections 6.4(a), (c) and (d) will remain in full force and effect as though Isis had not eliminated or reduced such pass-through royalty with respect to Isis' agreement with such Third Party.

                  (f) INFLATION. The increments of annual Net Sales tiers set forth in Section 6.4(a)(i)-(iii) and the cumulative Net Sales milestone set forth in Section 6.3(c) shall be adjusted upward on a Calendar Year basis commencing January 1, 2003 (and on January 1 of each year thereafter during the term of this Agreement) by an amount equal to the percentage change, if any, in the Consumer Price Index for the preceding year.



                                       16.

                  (g) ORAL PREPARATION OR FORMULATION TECHNOLOGY. Any oral preparation or formulation technology, other than oral preparation and formulation technology within Collaboration Know-How or Joint Know-How, that is applicable to Collaboration ASO Compounds and/or Amgen ASO Compounds and is Controlled by Isis or its Affiliates shall be made available to Amgen under the following terms and conditions. The parties will negotiate a license in good faith for use of such technology in connection with the license granted to Amgen in Section 5.1(a)(iii) above, on terms and conditions no less favorable than those made available by Isis to Third Party collaborators of Isis in similar transactions, including reasonable compensation to Isis.

                  (h) CUMULATIVE ROYALTIES. The obligation under Article 6 to pay royalties on the Net Sales of a Product shall be imposed only once with respect to the same unit of said Product e.g., regardless of the number of claims within Isis Patent Rights which would, but for this Agreement, be infringed by the making, having made, using, selling, leasing, offering to sell or lease, importing, exporting or otherwise exploiting, or transferring physical possession of or title in, said Product in the Field anywhere in the world.

                  (i) PAID-UP LICENSE. Upon the expiration of Amgen's obligation under this Section 6.4 to pay royalties on Net Sales of a Product in a country, Amgen shall have a fully paid-up, non-exclusive license, with the right to sublicense, to make, have made, use, sell, lease, offer to sell or lease, import, export or otherwise exploit, transfer physical possession of or otherwise transfer title in such Product in the Field in that country.

                  (j) NO OTHER COMPENSATION. Other than as explicitly set forth (and as applicable) in this Article 6, and in Sections 4.6 and 13.1(a), Amgen shall not be obligated to pay any additional fees, milestone payments, royalties or any additional payments to Isis under this Agreement.

                  (k) CROSS LICENSE. In the event that Amgen, in its sole business judgment, shall determine it is necessary to grant a sublicense, or a covenant not to sue under Isis ASO Compound Patent Rights or Joint Patent Rights, to any Third Party in a country in the world in order for Amgen to make, have made, use, sell, lease, offer to sell or lease, or import, export or otherwise exploit, transfer physical possession of or otherwise transfer title in a Product in the Field, and wherein no compensation or consideration other than the cross-licenses is exchanged between Amgen and such Third Party as a result thereof, Amgen shall have the right to grant such sublicense or covenant not to sue to such Third Party solely in connection with Amgen's commercialization of Products. For purposes of this Section 6.4(k), the determination of Net Sales of Products for purposes of calculating the royalties payable by Amgen to Isis under Section 6.4(a) shall not include sales of products (other than Products of Sublicensees) by such Third Party receiving such sublicense or covenant not to sue.

                                    ARTICLE 7

                                   COMPETITION

         7.1 COMPETITION. In the event that one or more Competitive ASO Compounds are commercially available in the same country of sale as a Product (hereinafter referred to as



                                       17.

"Competition"), the applicable royalty rates due under Article 6 above shall be reduced by [***], subject to Section 7.3 below.

         7.2 COMPETITION CALCULATION. For the purpose of calculating incremental royalties on total annual worldwide Net Sales of said Product, Net Sales of such Product in a country where no Competition exists and Net Sales of such Product in a country where Competition exists shall be allocated among the Net Sales increments [***] on a country by country basis in accordance with the ratios between (i) each of (x) annual Net Sales of such Product in countries where no Competition exists, and (y) annual Net Sales of such Product in countries where Competition exists; and (ii) total annual Net Sales of such Product (i.e., the ratios of (i)(x)/(ii) and (i)(y)/(ii)).

         7.3 [***] LICENSES. Notwithstanding Section 7.1 above, Amgen's obligation to pay royalties payable by Isis under the [***] License and the [***] License with respect to Net Sales of each Product in accordance with
Section 6.4(c) above remains in effect and shall not be subject to reduction under Section 7.1.

         7.4 EXAMPLE CALCULATION. An example royalty calculation is attached hereto as Exhibit E. The parties acknowledge and agree that the example does not contain all possible facts and circumstances that may apply at any given period and that the formulas used in such example may not be the only formulas that can be used to achieve the same result.

                                    ARTICLE 8

                            PAYMENT; RECORDS; AUDITS

         8.1 PAYMENT; REPORTS. Beginning with the Calendar Quarter after the First Commercial Sale of the first Product until the expiration of Amgen's obligation to pay royalties, royalty payments and reports of the sale of Products for each Calendar Quarter will be calculated and delivered to Isis under this Agreement within sixty (60) days of the end of each such Calendar Quarter, unless otherwise specifically provided herein. Notwithstanding the above, Amgen will provide within twenty-five (25) days of the end of each such Calendar Quarter an estimate of royalties due for such Calendar Quarter, such estimate being subject to change between the time reported and the time royalties are paid for such Calendar Quarter. Each payment of royalties will be accompanied by a report of Net Sales of Products in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including, without limitation and on a country-by-country basis, the number of Products sold, the gross sales and Net Sales of Products, the royalties payable (in U.S. dollars), the method used to calculate the royalty and the exchange rates used. Amgen will keep (and will cause its Affiliates and Sublicensees to keep) complete and accurate records pertaining to the development of Products and the sale or other disposition of Products in sufficient detail to permit Isis to confirm the accuracy of all payments due hereunder.

         8.2 EXCHANGE RATE; MANNER AND PLACE OF PAYMENT. All payments hereunder will be payable in U.S. dollars. With respect to each Calendar Quarter, for countries other than the United States, whenever conversion of payments from any foreign currency will be required, such conversion will be made at the average rate of exchange during the Calendar Quarter to which such payments relate, as reported in BLOOMBERG PROFESSIONAL, a service of Bloomberg L.P.



                                       18.
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during the royalty period of such Net Sales, or in the event BLOOMBERG
PROFESSIONAL is not available then THE WALL STREET JOURNAL, for the currency of the country in which the sale is made. All payments owed under this Agreement will be made by wire transfer in immediately available funds to a bank and account designated in writing by Isis, unless otherwise specified in writing by Isis. If, for reasons beyond the control of Amgen, its Affiliates and/or Sublicensees, Amgen (or its Affiliate or Sublicensee) is unable to convert a foreign currency into United States Dollars in a country where neither Amgen nor its Affiliates or Sublicensees has operations, or is restricted by law, regulation or court order from remitting royalties from any country of sale in which neither Amgen nor its Affiliates or Sublicensees has operations, Amgen shall cause such payment to be made to Isis by deposit to the credit and account of Isis or its designated nominee in any commercial bank designated by Isis in the applicable country. Amgen will deliver to Isis proper evidence of such deposit.

         8.3 LATE PAYMENTS. In the event that any payment, including up-front fee, royalty, milestone and research payment, due hereunder is not made when due, the payment will accrue interest from the due date at the rate of [***] per month, PROVIDED HOWEVER, that Isis will provide Amgen written notice of its alleged failure to make such a payment, and no such interest shall accrue if within [***] business days thereafter Amgen makes such payment; AND FURTHER PROVIDED HOWEVER, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest will not limit a party from exercising any other rights it may have as a consequence of the lateness of any payment. In the event that Amgen receives two such notices in a given calendar year, Isis will no longer be obligated to give Amgen written notice for the remainder of that calendar year.

         8.4 INCOME TAX WITHHOLDING. If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in
Article 6, Amgen will make such withholding payments as required and will subtract such withholding payments from the payments set forth in Article 6. Amgen will submit appropriate proof of payment of the withholding taxes to Isis within a reasonable period of time.

         8.5      AUDITS.

                  (a) Amgen will keep complete and accurate records pertaining to the development of Products and the sale or other disposition of Products in sufficient detail to permit Isis to confirm the accuracy of all payments due hereunder, and such records will be open to inspection for three (3) years following the end of the period to which they pertain. Not more than once per year, Isis will have the right to cause an independent, certified public accountant reasonably acceptable to Amgen to audit such records to confirm Net Sales and royalty and other payments for a period covering not more than the preceding three (3) years.

                  (b) Such audits may be exercised during normal business hours upon reasonable prior written notice to Amgen (but in no event less than a 30-day prior written notice). Isis shall submit an audit plan, including audit scope, to Amgen for Amgen's approval, which shall not be unreasonably withheld, prior to audit implementation.

                  (c) The independent certified public accountant(s) shall keep confidential any information obtained during such inspection and shall report to Isis only the amounts of Net


                                       19.

Sales and royalties due and payable, but may include, in the event such accountant shall be unable to verify the correctness of any such payment, information relating to why such payment is unverifiable. Amgen shall receive a copy of each such report concurrently with receipt by Isis. In the event that such payment is unverifiable, Amgen and Isis shall use good faith efforts to arrive at an equitable solution. Prompt adjustments will be made by the parties to reflect the results of such audit. Isis shall bear the full cost of such audit unless such audit discloses an underpayment of more than [***] from the amount of the Net Sales or royalties or other payments due under this Agreement. In such case, Amgen shall bear the full cost of such certified public accountant to perform such audit and will promptly remit to Isis the amount of any underpayment. Upon the expiration of three (3) years following the end of any Calendar Year, the calculation of royalties payable with respect to such year shall be binding and conclusive upon Isis, Amgen and its Affiliates and Sublicensees shall be released from any liability or accountability with respect to royalties for such year, and Amgen shall no longer be required to retain such records for such year.

         8.6 CONFIDENTIALITY. Isis shall treat all financial information subject to review under Article 8, or under any related sublicense agreement, as Amgen's Confidential Information. Isis shall be responsible for this financial information and shall cause its accounting firm to be bound to obligations of confidentiality at least as restrictive as Isis' obligations of confidentiality in this Agreement.

                                    ARTICLE 9

                              INTELLECTUAL PROPERTY

         9.1 OWNERSHIP OF INVENTIONS. Ownership of inventions shall be determined in accordance with the rules of inventorship under United States patent laws. Isis shall own all Isis Know-How, Collaboration Know-How and all Patent Rights claiming Isis Know-How or Collaboration Know-How. Amgen shall own all Amgen Know-How and all Patent Rights claiming Amgen Know-How. All Joint Know-How and Joint Patent Rights shall be owned jointly by Isis and Amgen.

         9.2      PATENT PROSECUTION AND MAINTENANCE.

                  (a) It is the intention of the parties to secure broad patent protection for inventions. Without limiting the generality of the foregoing, the parties will use reasonable efforts to file patent applications containing Collaboration ASO Compound or Amgen ASO Compound composition of matter claims and claims directed to the use of such Collaboration ASO Compounds or Amgen ASO Compounds separately from patent applications containing claims directed to Isis Standard Chemistry and Isis Standard Chemistry Manufacturing Process.

                  (b) Isis shall be responsible for the preparation, filing, prosecution, maintenance and defense before all patent offices of all Isis Patent Rights, other than Isis ASO Compound Patent Rights, [***].

                  (c) Amgen shall be responsible for the preparation, filing, prosecution, maintenance and defense before all patent offices of Isis ASO Compound Patent Rights


                                       20.

exclusively licensed to Amgen pursuant to Section 5.1(a) [***]. Amgen shall have the sole right, but not the obligation, to prepare, file, prosecute, maintain and defend before all patent offices all Amgen Patent Rights [***].

                  (d) Amgen shall be responsible for the preparation, filing, prosecution, maintenance and defense before all patent offices of Joint Patent Rights using mutually acceptable outside counsel, and shall initially bear the costs, expenses and fees thereof, provided that Amgen shall be entitled to reimbursement by Isis of [***] of such documented costs, expenses and fees within thirty (30) days after presenting a bill to Isis. Amgen will consult with Isis as to the preparation, filing, prosecution, and maintenance of such Joint Patent Rights reasonably prior to any deadline or action with the U.S. Patent & Trademark Office or any foreign patent office, and will furnish to Isis copies of all relevant documents reasonably in advance of such consultation.

                  (e) The responsible party will keep the other party informed of progress with regard to the preparation, filing, prosecution, maintenance and defense before all patent offices of Isis Patent Rights subject to Sections 9.2(b), 9.2(c) and 9.2(d) that contain a claim which would otherwise be infringed by the making, having made, using, selling, offering for sale or importing of a Collaboration ASO Compound, Amgen ASO Compound and/or Product being developed or commercialized by Amgen. Each party will consider in good faith the requests and suggestions of the other party with respect to strategies for filing and prosecuting such Patent Rights. In the event that (i) Isis under Section 9.2(b) elects not to prepare, file, prosecute, maintain or defend a patent application claiming an invention which would, but for the licenses granted herein, be infringed by the making, having made, using, selling, offering for sale or importing of a Collaboration ASO Compound, Amgen ASO Compound and/or Product being developed or commercialized by Amgen, or (ii) Amgen under Section 9.2(c) elects to discontinue prosecution, maintenance or defense of any Isis ASO Compound Patent Right claiming the manufacture, use, sale, offer for sale or import of a Product being developed or commercialized by Amgen, or (iii) either party under Section 9.2(d) elects to discontinue sharing expenses with respect to the preparation, filing, prosecution, maintenance and defense of any Joint Patent Rights, such party shall provide reasonable prior written notice to the other party of such intention to discontinue its efforts, and the other party (the "CONTINUING PARTY") shall have the right, at its expense, to prepare, file, prosecute, maintain and defend such Patent Right (the "DISCONTINUED PATENT"). The Continuing Party will own such Discontinued Patent and be solely responsible for all costs associated with the continuing activities described in the preceding sentence; PROVIDED, HOWEVER, that if Amgen is the Continuing Party, [***] of Amgen's reasonable documented costs associated with such continuing activities shall be creditable against the royalty payments to be paid to Isis by Amgen pursuant to Section 6.4(a), unless no such royalty payments are due thereunder with respect to the applicable Product in the applicable territory. Solely with respect to Discontinued Patents under the preceding clauses (i) and (ii) of this Section 9.2(e) (but, for the avoidance of doubt, not under the preceding clause (iii) of this Section 9.2(a)), the non-Continuing Party will have a non-exclusive, perpetual, irrevocable, fully-paid license to continue to practice such Discontinued Patent in the applicable territory where such Discontinued Patent is filed, including the right to sublicense solely in connection with the grant of a license to develop, make, have made, use, sell, offer for sale, have sold and import a product of such non-Continuing Party, except that if Isis is the non-Continuing Party, such license shall exclude the right to develop, make, have made, use, sell, offer for sale, have



                                      21.

sold and import products containing ASO Compounds that selectively modulate expression of an Amgen Gene Target. The non-Continuing Party shall execute such documents and perform such acts as may be reasonably necessary for the Continuing Party to prepare, file, prosecute, maintain or defend any such Discontinued Patent, including assigning ownership of such Discontinued Patent and the invention(s) claimed therein to the Continuing Party.

                  (f) A decision by a party not to prepare, file, prosecute, maintain or defend any patent application or patent shall not affect any of its rights to practice certain Patent Rights under the licenses granted to the parties in Article 5 of this Agreement; provided however, in the event Isis is the non-Continuing Party, or if Amgen is the non-Continuing Party but Isis does not elect to proceed with preparing, filing, prosecuting, maintaining or defending any such Discontinued Patent, Amgen shall cease to have any obligation to pay royalties to Isis under this Agreement with respect to such Discontinued Patent in respect of Amgen's manufacture, use, sale, offer for sale or import of Products in such territory.

         9.3 COOPERATION OF THE PARTIES. Each party agrees to cooperate fully (and to cause any employee, consultant or agent who worked on the Collaboration to cooperate) in the preparation, filing, prosecution and defense of any Patent Rights under this Agreement. Such cooperation includes, but is not limited to:

                  (a) executing all papers and instruments, or requiring its employees or agents to execute such papers and instruments, so as to effectuate the ownership of inventions set forth in Section 8.1 and Patent Rights claiming such inventions, and to enable the other party to apply for and to prosecute patent applications in any country; and

                  (b) promptly informing the other party of any matters coming to such party's attention that may affect the preparation, filing, prosecution or defense of any such patent applications.

         9.4      INFRINGEMENT BY THIRD PARTIES.

                  (a) Isis and Amgen will promptly notify the other in writing of any alleged or threatened infringement of any patent included in the Isis Patent Rights, Amgen Patent Rights or Joint Patent Rights of which they become aware that is likely to have a materially adverse effect on any Product being developed or commercialized by Amgen, its Affiliates or Sublicensees pursuant to a license granted under Section 5.1(a)(iii).

                  (b) At its own expense and by counsel of its own choice, Amgen shall have the sole right, but not the obligation, to bring and control any action or proceeding, including, without limitation, the right to settle or compromise such proceedings, with respect to infringement of (i) any patent included in the Isis ASO Compound Patent Rights, (ii) any Joint Patent Rights claiming any Amgen Gene Target or any ASO Compound directed thereto,
(iii) the Amgen Patent Rights and (iv) any right relating to the Collaboration Know-How, any Joint Know-How directed to an Amgen Gene Target or any ASO Compound directed thereto and the Amgen Know-How. Isis shall cooperate and, if Amgen finds it necessary or desirable, join Amgen as a party in such litigation, including the signing of any necessary legal papers, and shall provide Amgen with data or other information in support thereof, and shall use best efforts to


                                       22.

ensure the cooperation of any of its respective personnel as might reasonably be requested in any such matters.

                  (c) Amgen shall have the first right, but not the obligation, to bring and control any action or proceeding with respect to infringement of any patent included in the Joint Patent Rights not claiming any Amgen Gene Target or any ASO Compound directed thereto and of any right relating to Joint Know-How not directed to any Amgen Gene Target or any ASO Compound directed thereto, at its own expense and by counsel of its own choice, and Isis shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, and if Amgen fails to bring such an action or proceeding within (i) sixty (60) days following the notice of alleged infringement by or to Isis pursuant to Section 9.4(a) or (ii) ten
(10) business days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Isis shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Amgen shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. The mutual consent of both parties is required before either party has the right to settle or compromise any proceedings with respect to infringement of any patent included in Joint Patent Rights other than Joint Patent Rights claiming any Amgen Gene Target or ASO Compounds directed thereto.

                  (d) Isis shall have the sole right, but not the obligation, to bring and control any action or proceeding with respect to infringement of any patent included in the Isis Core Technology Patent Rights and Isis Manufacturing Patent Rights and of any right relating to Isis Know-How, at its own expense and by counsel of its own choice; PROVIDED HOWEVER, that with respect to infringement of any Isis Core Technology Patent Right or Isis Manufacturing Patent Right or of any right relating to Isis Know-How that is likely to have a materially adverse effect on any Product being developed or commercialized by Amgen, its Affiliates or Sublicensees pursuant to a license granted under Section 5.1(a)(iii), Amgen shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, and if Isis fails to bring such an action or proceeding within (i) sixty (60) days following the notice of alleged infringement by or to Amgen pursuant to
Section 9.4(a) or (ii) ten (10) business days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Amgen shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Isis shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

                  (e) Except as otherwise agreed to by the parties as part of a cost-sharing arrangement, any recovery realized as a result of any such litigation described in Sections 9.4(b), 9.4(c) and 9.4(d) above (after reimbursement of reasonable attorneys' fees and litigation expenses of Isis and Amgen) shall be retained by the party that brought and controlled such litigation for purposes of this Agreement, except that any recovery realized by a party as a result of such litigation, after reimbursement of the parties' reasonable attorneys' fees and litigation expenses, shall, to the extent attributable to lost profits based on sales of Products, be allocated between the parties so as to [***].


                                       23.

         9.5 INFRINGEMENT OF THIRD PARTY RIGHTS. Each party will promptly notify the other in writing of any allegation by a Third Party that the activity of either of the parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. Other than with respect to any claim for which Amgen has an indemnification obligation under Section 13.1(a), Isis shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Isis' activities at its own expense and by counsel of its own choice, and Amgen shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Isis shall not settle any such action in a manner that would materially adversely affect Amgen, without Amgen's prior written consent. Other than with respect to any claim for which Isis has an indemnification obligation under Section 13.1(b), Amgen shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Amgen's activities or with respect to any claim for which Amgen has an indemnification obligation under Section 13.1(a), at its own expense and by counsel of its own choice, and, solely to the extent such claim is based on any act or failure to act of Isis, Isis shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Amgen shall not settle any such action in a manner that would materially adversely affect Isis without Isis' prior written consent.

                                   ARTICLE 10

                         REPRESENTATIONS AND WARRANTIES

         10.1 MUTUAL REPRESENTATIONS AND WARRANTIES. Each party represents to the other that:

                  (a) CORPORATE POWER. It is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof.

                  (b) DUE AUTHORIZATION. It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action.

                  (c) BINDING AGREEMENT. This Agreement is legally binding upon it, and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it. It is not aware of any action, suit, inquiry or investigation contemplated or instituted by any governmental agency which would question or threaten the validity of this Agreement.

                  (d) COMPLIANCE WITH LAWS. It shall carry out its activities under this Agreement in compliance with any applicable laws including, without limitation, federal, state or local laws, regulations or guidelines governing the work at the site where such work is being conducted. Moreover, it will carry out all work under the Collaboration in accordance with current GLP, good clinical practices and GMP, if applicable based on the specific work to be conducted.


                                       24.

                  (e) NO DEBARMENT. It shall comply at all times with the provisions of the Generic Drug Enforcement Act of 1992 and will upon request certify in writing to the other party that none of its employees nor any person providing services to it in connection with the Collaboration have been debarred under the provisions of such Act.

                  (f) NO CONFLICT. It shall not enter into any collaboration with, or render services for, a Third Party whereby such collaboration or service with or for a Third Party will negatively impact the timely accomplishment of the objectives of the Collaboration.

         10.2     REPRESENTATIONS, WARRANTIES AND COVENANTS OF ISIS.

                  (a) GRANT OF RIGHTS. As of the Effective Date and to the best of Isis' knowledge, Isis has sufficient legal and/or beneficial title and ownership under the Isis Technology and Collaboration Know-How as is necessary to fulfill its obligations under this Agreement and to grant the licenses and options to license to Amgen pursuant to this Agreement and Isis has no reason to believe Isis Patents are invalid. As of the Effective Date Isis has not granted, and shall not during the Term, grant any right, license, consent or privilege to any Third Party or otherwise undertake any action, either directly or indirectly, which would conflict with the rights granted to Amgen or interfere with any obligations of Isis set forth in this Agreement.

                  (b) MAINTENANCE OF AGREEMENTS; PATENTS. Isis has (or shall have at the time performance is due) maintained and shall maintain and keep in full force and effect all agreements (including license agreements, e.g. the [***] License and the [***] License) and filings (including patent filings) necessary to perform its obligations hereunder. Isis shall not consent to any termination, modification or amendment to the [***] License or [***] License that would adversely affect Amgen's rights under this Agreement, without first obtaining Amgen's prior written consent. As of the Effective Date Isis has not received any notice of default, and to the best of its knowledge is not in default, of its obligations under the [***] License or the [***] License.

                  (c) ABSENCE OF LITIGATION, INFRINGEMENT, MISAPPROPRIATION. As of the Effective Date and to the best of Isis' knowledge, there is no pending or threatened litigation and Isis has not received any communication relating thereto which alleges that Isis' activities with ASO Compounds or under this Agreement would infringe or misappropriate any intellectual property rights of any Third Party. To the best of Isis' knowledge, there is no material unauthorized use, infringement or misappropriation of any of its intellectual property rights that Isis believes is or would be likely to compete with the development or commercialization of Products hereunder.

                  (d) FULL DISCLOSURE. As of the Effective Date and to the best of Isis' knowledge, Isis has provided Amgen with all information that Amgen has requested for deciding the merits of entering into this Agreement including, without limitation, all information that Amgen has requested concerning Isis Standard Chemistry and Isis Standard Chemistry Manufacturing Process, and all such provided information is true and not misleading.

                  (e) EXHIBITS. Isis has exercised best efforts in ensuring that Exhibit D accurately lists, via one representative member, all relevant patent families (i.e., all patents


                                       25.

and/or applications which claim priority from a common patent application) included within Isis Patent Rights as of the Effective Date and, in the event it learns that any Patent Rights disclosed in Exhibit D are inaccurate (or that the list of patent families is incomplete), then it shall promptly correct or complete such list of Patent Rights disclosed in Exhibit D. It is understood that Exhibit D merely lists one representative member of each of the patent families set forth in Exhibit D and that Exhibit D in no way limits the licenses granted to Amgen in Article 5.

         10.3 DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY PURPOSE. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, each party expressly does not warrant (i) the success of any research, study or test commenced under the Collaboration or (ii) the safety or usefulness for any purpose of the technology it provides hereunder.

         10.4 LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER.

                                   ARTICLE 11

                          CONFIDENTIALITY; PUBLICATION

         11.1     CONFIDENTIALITY.

                  (a) Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties agree that, during the Term and for five (5) years thereafter, the receiving party will keep the other party's Confidential Information confidential and will not publish or otherwise disclose such Confidential Information and will not use such Confidential Information for any purpose other than as expressly provided for in this Agreement. Each party may use the other party's Confidential Information only to the extent required to accomplish the purposes of this Agreement. Each party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its directors, employees, agents, consultants, other representatives, Affiliates and Sublicensees do not disclose or make any unauthorized use of the Confidential Information. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

                  (b) Notwithstanding anything to the contrary in this Agreement, for purposes of this Agreement (i) Isis Know-How and all oral or written communications regarding Isis Know-How are, and shall be, the Confidential Information of Isis; (ii) Amgen Know-How and all oral or written communications regarding Amgen Know-How are, and shall be, the Confidential Information of Amgen; (iii) Collaboration Know-How and all oral or written communications regarding Collaboration Know-How are, and shall be, the Confidential Information of Amgen; (iv) Joint Know-How (directed to any Amgen Gene Target or any ASO Compound directed thereto) and all oral or written communications regarding such Joint Know-How are, and shall be, the Confidential Information of Amgen; and (v) Joint Know-How beyond the scope of any of the Amgen Gene Targets or ASO Compounds directed thereto and all oral or written communications regarding such Joint Know-



                                       26.
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How are, and shall be, the Confidential Information of Amgen and Isis.

         11.2 AUTHORIZED DISCLOSURE. Each party, unless otherwise specified below, may disclose Confidential Information belonging to the other party to the extent such disclosure is reasonably necessary in the following instances:

                  (a) filing or prosecuting patents relating to the Collaboration pursuant to Section 9.2;

                  (b) obtaining copyright protection with respect to proprietary algorithms and software code;

                  (c) prosecuting or defending litigation as expressly permitted under this Agreement;

                  (d) complying with applicable court orders or governmental regulations;

                  (e) (solely with respect to Amgen unless Isis undertakes development and commercialization activities in accordance with Sections 12.5(b) and 12.6(a)) conducting research, development, regulatory activities (including making Regulatory Filings), manufacturing or sales and marketing with respect to Collaboration ASO Compounds, Amgen ASO Compounds or Products as permitted by this Agreement; and

                  (f) disclosure to other Third Parties in connection with due diligence or similar investigations by such Third Parties, in each case who agree to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Article 11.

         Notwithstanding the foregoing, with respect to the authorized disclosures under Sections 11.2(c) and (d) in the event a party is required to make a disclosure of the other party's Confidential Information, it will, except where impracticable, give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

         11.3 PUBLICATIONS. Amgen shall have the sole right, either directly or indirectly, to publish scientific results and other related information of work conducted with respect to Amgen Gene Targets, Collaboration ASO Compounds, Amgen ASO Compounds and/or Products directed thereto pursuant to this Agreement. Before any such paper is submitted for publication, Amgen will deliver a complete copy to Isis at least thirty (30) days prior to submitting the paper to a publisher. Isis will have the right to review any such paper and give its comments to Amgen within thirty (30) days of the delivery of such paper to Isis. With respect to oral presentation materials and abstracts, Isis will make reasonable efforts to expedite review of such materials and abstracts, and will return such items as soon as practicable to Amgen with appropriate comments, if any, but in no event later than thirty
(30) days from the date of delivery to Isis. It is


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understood and agreed that failure by Isis to notify Amgen within such thirty
(30) day period shall be deemed consent by Isis to such publication. Amgen will comply with Isis's request to delete references to Isis' Confidential Information in any such paper and agrees to withhold publication of same for an additional thirty (30) days in order to permit the parties to obtain patent protection, if either of the parties deems it necessary, in accordance with the terms of this Agreement. Any such publication will include recognition of the contributions of Isis according to standard practice for assigning scientific credit, either through authorship or acknowledgment, as may be appropriate. Other than as explicitly set forth above, while each party to this Agreement recognizes that the publication of results of and other information regarding the Collaboration may be beneficial, each party shall have the right to review and approve any proposed publication by the other party, including papers, oral presentations and abstracts, which utilizes data generated from the Collaboration (it being acknowledged that pursuant to Section 4.9(i) Isis shall not generate information relating to Amgen Gene Targets or ASO Compounds directed thereto outside the Collaboration) and/or includes Confidential Information of the other party.

         11.4 PUBLICITY. Neither party to this Agreement may release any information to any Third Party regarding the terms and existence of this Agreement or the reasons for any termination hereof, without prior written consent of the other party; PROVIDED HOWEVER, that (a) a party may disclose the terms or conditions of this Agreement on a need-to-know basis to its directors, employees, agents, consultants and other representatives (including legal and financial advisors), Affiliates and Sublicensees to the extent such disclosure is reasonably necessary in connection with such party's activities as expressly permitted by this Agreement and is in confidence under terms and conditions at least as restrictive as set forth in this Agreement, and (b) either party may disclose the terms and conditions of this Agreement to Third Parties in connection with due diligence or similar investigations by such Third Parties, in each case who agree to be bound by similar terms of confidentiality and non-use at least as restrictive as set forth in this Agreement. Without limitation, this prohibition applies to press releases, educational and scientific conferences, quarterly investor updates, promotional materials, governmental filings and discussions with public officials, the media, security analysts and investors. However, this provision does not apply to any disclosures regarding this Agreement or related information to regulatory agencies such as the FDA or Federal Trade Commission and/or Department of Justice for such disclosures which may be required by law, including requests for a copy of this Agreement or related information by tax authorities; PROVIDED HOWEVER, if any party to this Agreement determines that a release to such a regulatory agency of information regarding the existence or terms of this Agreement is required by law (including releases as may be required to be filed through the Securities and Exchange Commission or other government agency), that party will notify the other party as soon as practicable and give as much detail as possible in relation to the disclosure required. The parties will then cooperate with respect to determining what information should actually be released, including which terms of the Agreement shall be redacted in SEC filings. The parties hereby agree that release of a press release upon complete execution of this Agreement is appropriate and such press release shall be mutually agreed upon by the parties. In addition, following the initial joint press release announcing this Agreement, either party will be free to disclose, without the other party's prior written consent, the existence of this Agreement, the identity of the other party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.



                                       28.
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         11.5 USE OF NAMES, LOGOS OR SYMBOLS. Subject to Section 11.4, no
party hereto shall use the name, trademarks, logos, physical likeness, employee names or owner symbol of any other party for any purpose, including, without limitation, private or public securities placements, without the prior written consent of the affected party, such consent not to be unreasonably withheld or delayed so long as such use of name is limited to objective statement of fact rather than for endorsement purposes. Nothing contained in this Agreement shall be construed as granting either party any rights or license to use any of the other party's trademarks or trade names or the names of any employees thereof, without separate, express written permission of the owner of such trademark or trade name or name.

                                   ARTICLE 12

                              TERM AND TERMINATION

         12.1 TERM. The term of the Collaboration shall commence on the Effective Date and continue until expiration of the Collaboration Term, unless earlier terminated pursuant to Section 12.2, 12.3 or 15.9 or extended by mutual agreement of the parties. The term of this Agreement (the "TERM") shall commence on the Effective Date and continue until the expiration of the obligation by Amgen under Section 6.4 to pay royalties for all Products, unless earlier terminated pursuant to Section 12.2, 12.3 or 15.9 or extended upon terms mutually agreeable to both parties.

         12.2 TERMINATION AT AMGEN'S ELECTION. Amgen shall have the right to elect at any time to discontinue any or all activities relating to the research, development or commercialization of any Amgen Gene Target and Products directed thereto, or to terminate this Agreement in its entirety, by providing 60 days' written notice (except as set forth in Sections 4.3(b) and 4.4(b)), to Isis setting forth Amgen's election; PROVIDED HOWEVER, notwithstanding the above in the event (i) Amgen desires to terminate the Collaboration during Level 1 Research, such notice shall take effect immediately; or (ii) Amgen desires to terminate the Collaboration during Level 2 Research conducted in accordance with Section 4.4(a), Amgen shall provide Isis with one hundred eighty (180) days prior written notice.

         12.3     TERMINATION FOR CAUSE.

                  (a) In the event any material representation or warranty made hereunder by a party shall have been untrue in any material respect ("REPRESENTATION DEFAULT"), or upon or after the material breach of any material provision of this Agreement by a party ("PERFORMANCE DEFAULT"), the party not in default ("NON-DEFAULTING PARTY") must first give the other party ("DEFAULTING PARTY") written notice thereof ("NOTICE OF DEFAULT"), which notice must state the nature of the Representation Default or Performance Default in reasonable detail and must request the Defaulting Party cure such Representation Default or Performance Default within sixty (60) days. If the Defaulting Party shall dispute the existence, extent or nature of any default set forth in a Notice of Default, the parties shall use good faith efforts to resolve the dispute in accordance with the procedures set forth in Section 14.2.

                  (b) In the event of a Representation Default by Amgen that shall not have been cured within the period set forth above after Notice of Default has been given, Isis (in addition to any other remedies which may be available at law or equity), at its option, may



                                       29.
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terminate this Agreement in its entirety. Prior to the completion of Level 2
Research with respect to any Amgen Gene Target, in the event of a Performance Default by Amgen that shall not have been cured within the period set forth above after Notice of Default has been given, Isis (in addition to any other remedies which may be available at law or equity), at its option, may terminate this Agreement either as to a particular Amgen Gene Target if such Performance Default relates specifically to such Amgen Gene Target or in its entirety if such Performance Default is not specific to any Amgen Gene Target. Upon or after completion of Level 2 Research with respect to any particular Amgen Gene Target, in the event of a Performance Default not specific to any Amgen Gene Target that shall not have been cured within the period set forth above after Notice of Default has been given, Isis shall no longer be entitled to terminate the Agreement in its entirety but, at its option, may terminate this Agreement as to the other Amgen Gene Targets for which Level 2 Research is not yet completed. Upon or after the completion of Level 2 Research with respect to any Amgen Gene Target, in the event of a Performance Default by Amgen regarding Amgen's obligations to pay fees, milestone payments or royalties hereunder or for failure to meet its obligations under Section 4.5(c) with respect to such particular Amgen Gene Target that shall not have been cured within the period set forth above after Notice of Default has been given, Isis (in addition to any other remedies which may be available at law or equity), at its option, may terminate this Agreement as to the applicable Amgen Gene Target; PROVIDED HOWEVER, that all other rights and obligations of the parties, including all rights and obligations with respect to the other Amgen Gene Targets, under this Agreement shall remain in full force and effect. Upon or after the completion of Level 2 Research with respect to any Amgen Gene Target, in the event of a Performance Default by Amgen other than regarding Amgen's obligations to pay fees, milestone payments or royalties hereunder or for failure to meet its obligations under Section 4.5(c) with respect to such particular Amgen Gene Target, Isis shall only be entitled to seek legal remedies, but shall not be entitled to seek termination of this Agreement, and all of Amgen's rights and obligations under this Agreement shall remain in full force and effect.

                  (c) In the event of a Representation Default or a Performance Default by Isis that shall not have been cured within the period set forth above after a Notice of Default has been given, Amgen (in addition to any other remedies which may be available at law or equity), at its option, may (i) maintain this Agreement and seek remedies pursuant to Section 12.3(d) or (ii) terminate this Agreement.

                  (d) Upon material breach by a party of its obligations hereunder, if the non-breaching party decides not to or does not have the right to terminate this Agreement, such non-breaching party shall have the right to offset any costs it may incur as a result of curing such breach against the amounts then or in the future payable to the breaching party for the performance of such obligations. In the event that either party resorts to any legal action to pursue its legal remedies as described in Sections 12.4(b) and 12.4(c) above, the prevailing party in such action shall be entitled to recover reasonable attorneys' fees and litigation expenses which that party may incur as a result thereof.

         12.4 TERMINATION OF COLLABORATION UPON CHANGE OF CONTROL OF ISIS. In the event of a Change of Control of Isis, Isis shall notify Amgen of such Change of Control specifying the effective date thereof and the name(s) of the acquiring Third Party(ies). Amgen shall have the


                                       30.
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right to terminate the Collaboration at any time within sixty (60) days following such Change of Control, effective upon thirty (30) days written notice to Isis.

         12.5 EFFECT OF TERMINATION OF COLLABORATION WITH RESPECT TO AN AMGEN GENE TARGET.

                  (a) Upon expiration or termination of the Collaboration with respect to an Amgen Gene Target (i) by Amgen pursuant to Section 12.2,
(ii) by Isis pursuant to Section 12.3(b) or Section 15.9, prior to the completion of Level 2 Research with respect to such Amgen Gene Target, or
(iii) by the occurrence of one of the events described in the last sentence of Section 4.3(b) or Section 4.4(b), then, in any such case, all rights and obligations in the following Sections shall terminate solely with respect to such Amgen Gene Target and Collaboration ASO Compounds, Amgen ASO Compounds and Products directed thereto:

Section 3.4 (Research Reports);
Section 4.3 (Level 1 Research);
Section 4.4 (Level 2 Research);
Section 4.5 (Further Research, Development and Commercialization);
Section 4.6 (Research Supply of Collaboration ASO Compounds);
Section 4.7 (Clinical Supply of Collaboration ASO Compounds and Amgen ASO Compounds);
Section 4.8 (GeneTrove Database), except that Isis shall be prohibited from including information regarding such Amgen Gene Target that was either provided by Amgen or developed during the Collaboration;
Section 4.9 (Target Exclusivity);
Section 5.1 (License Grants), except for the license granted in
Section 5.1(a)(ii);
Section 6.2 (Research Funding) provided that Amgen shall not be entitled to any refund of amounts paid under this section prior to such termination, nor shall Amgen be released from its obligation to pay amounts accrued under this section prior to such termination;
Section 6.3 (Milestone Payments);
Section 6.4 (Royalties);
Section 8.1 (Payment; Reports);
Section 9.2 (Patent Prosecution and Maintenance);
Section 9.4 (Infringement by Third Parties);
Section 11.3 (Publications), solely with respect to the first sentence thereof.

                  (b) Upon the expiration or termination of the Collaboration with respect to an Amgen Gene Target as contemplated by Section 12.5(a), (i) any sublicenses granted hereunder by Amgen shall remain in effect, but shall be assigned to Isis where permitted by the agreement with such Sublicensee; and (ii) within sixty (60) days following any such termination, Isis may provide Amgen with written notice that Isis wishes to obtain an exclusive (even as to Amgen), worldwide, royalty-bearing license under the Amgen Patent Rights and Amgen Know-How (limited to that which has been provided to Isis) and Amgen's interest in the Joint Patent Rights and Joint Know-How to research, develop, make, have made, use, sell, offer for sale, have sold, import, export or otherwise exploit or transfer physical possession of or title in, Collaboration ASO Compounds, Amgen ASO Compounds and Products directed to such Amgen Gene Target, in which event the parties will negotiate in good faith commercially reasonable terms for such license for up to [***] days, at which time Amgen shall be free to dispose of such rights, subject to
Section 12.5(e). Such terms would include, without limitation, the transfer by Amgen to Isis


                                       31.

of material aspects of Information relating to preclinical studies, clinical trials, rights to all Regulatory Filings and Regulatory Approvals with respect to Collaboration ASO Compounds, Amgen ASO Compounds and Products directed to such Amgen Gene Target and all drug dossiers and master files with respect thereto, for all of which Amgen will be reasonably compensated.

                  (c) Upon termination of the Collaboration with respect to an Amgen Gene Target at any time by Amgen pursuant to Section 12.3(c),
Section 12.4 or Section 15.9: (i) the licenses and other rights granted by Amgen to Isis under Section 5.1(b)(i) shall automatically terminate and revert to Amgen solely with respect to such Amgen Gene Target; and (ii) the licenses granted by Isis to Amgen under Section 5.1(a) shall remain in effect in accordance with their terms, subject to compliance by Amgen with all applicable provisions of this Agreement (including, without limitation, the payment obligations set forth in Article 6) and (iii) all rights and obligations in the following Sections shall terminate solely with respect to such Amgen Gene Target and Collaboration ASO Compounds, Amgen ASO Compounds and Products directed thereto:

Section 4.3 (Level 1 Research);
Section 4.4 (Level 2 Research);
Section 4.6 (Research Supply of Collaboration ASO Compounds);
Section 4.7 (Clinical Supply of Collaboration ASO Compounds and Amgen ASO Compounds);
Section 6.2 (Research Funding), provided that Amgen shall not be entitled to any refund of amounts paid under this section prior to such termination, nor shall Amgen be released from its obligation to pay amounts accrued under this section prior to such termination.

         In the event Amgen shall terminate the Collaboration with respect to any Amgen Gene Target during Level 2 Research conducted in accordance with
Section 4.4(a) and funded under Section 6.2, Isis shall neither increase the number of FTEs nor make any additional purchases (e.g., materials, supplies, equipment, chemicals or reagents) and shall take reasonable steps to mitigate FTE costs and expenses with respect to such Amgen Gene Target after such notice from Amgen has been given. All payments made by Amgen shall be subject to an accounting of Collaboration activities as set forth in Section 6.2; provided, however, that in no event will Amgen be responsible for any costs and expenses in excess of those Amgen would otherwise have been responsible for under Section 6.2 had Amgen not elected to terminate (subject to Section 12.7).

                  (d) Within sixty (60) days following the termination of Amgen's license right as to all Products relating to an Amgen Gene Target pursuant to Sections 12.5(a) or 12.5(c), except to the extent and for so long as Isis obtains a license under Section 12.5(b), Isis shall destroy Amgen's Materials and Information relating to such Amgen Gene Target in its possession, other than one (1) archival copy of Amgen's Information which may be retained for the sole purpose of determining its obligations hereunder.

                  (e) Except for those rights and obligations explicitly terminated as set forth in this Section 12.5, all rights and obligations under this Agreement shall remain in full force and effect.


                                       32.
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         12.6     EFFECT OF TERMINATION OF AGREEMENT IN ITS ENTIRETY.

                  (a) Upon termination of this Agreement by Amgen pursuant to
Section 12.2, or by Isis pursuant to Section 12.3(b) or Section 15.9: (i) all licenses granted by either party to the other under Article 5, except for the licenses granted in Sections 5.1(a)(ii) and 5.1(b)(ii), shall automatically terminate (subject to the transition period under Section 12.7) and revert to the granting party; (ii) any sublicenses granted hereunder by Amgen shall remain in effect, but shall be assigned to Isis where permitted by the agreement with such Sublicensee; and (iii) within sixty (60) days following any such termination, Isis may provide Amgen with written notice that Isis wishes to obtain an exclusive (even as to Amgen), worldwide, royalty-bearing license under the Amgen Patent Rights and Amgen Know-How (limited to that which has been provided to Isis) and Amgen's interest in the Joint Patent Rights and Joint Know-How to research, develop, make, have made, use, sell, offer for sale, have sold, import, export or otherwise exploit or transfer physical possession of or title in, Collaboration ASO Compounds, Amgen ASO Compounds and Products directed to Amgen Gene Targets, in which event the parties will negotiate in good faith commercially reasonable terms for such license for up to [***] days, at which time Amgen shall be free to dispose of such rights, subject to Section 12.6(c). Such terms would include, without limitation, the transfer by Amgen to Isis of material aspects of Information relating to preclinical studies, clinical trials, rights to all Regulatory Filings and Regulatory Approvals with respect to Collaboration ASO Compounds, Amgen ASO Compounds and Products directed to such Amgen Gene Targets and all drug dossiers and master files with respect thereto, for all of which Amgen will be reasonably compensated.

                  (b) Upon termination of this Agreement by Amgen pursuant to
Section 12.3(c) or Section 15.9: (i) the licenses and other rights granted by Amgen to Isis under Article 5 shall automatically terminate and revert to Amgen; and (ii) the licenses granted by Isis to Amgen under Sections 5.1(a)(ii) and 5.1(a)(iii) shall remain in effect in accordance with its terms, subject to compliance by Amgen with all applicable provisions of this Agreement (including, without limitation, Section 4.5 and the payment obligations set forth in Article
6).

                  (c) In addition to the rights and obligations surviving under Sections 12.6(a) and 12.6(b), the obligations and rights of the parties under the following provisions of this Agreement shall survive expiration or termination of this Agreement:

                  Section 5.1(a)(ii) (Internal Use License)
                  Section 6.4(i) (Paid-Up License), except in the case of termination of this Agreement by Isis pursuant to
                  Section 12.3(b)
                  Section 8.5 (Audits)
                  Section 9.1 (Ownership of Inventions)
                  Section 10.3 (Disclaimer)
                  Section 10.4 (Limitation of Liability)
                  Section 11.1 (Confidentiality)
                  Section 11.2 (Authorized Disclosure)
                  Section 11.3 (Publications), excluding
                  the first sentence thereof in the case of termination of this Agreement by Isis pursuant to
                  Section 12.3(b)
                  Section 11.4 (Publicity)
                  Section 11.5 (Use of Names, Logos or Symbols)



                                       33.
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                  Section 12.6 (Effect of Termination of the Agreement in its
                  Entirety; Surviving Obligations), including the provisions therein that are contemplated to continue following termination
                  Section 12.7 (Transition)
                  Section 12.9 (Exercise of Right to Terminate)
                  Section 12.10 (Damages; Relief)
                  Article 13 (Indemnification)
                  Article 14 (Dispute Resolution)
                  Article 15 (General Provisions)

                  (d) Within thirty (30) days following the expiration or termination of this Agreement, except to the extent and for so long as Isis obtains a license under Section 12.6(a), Isis shall destroy any and all Information and Materials of Amgen in its possession, other than one (1) archival copy of Amgen's Information which may be retained for the sole purpose of determining its obligations hereunder

                  (e) Except for those rights and obligations explicitly surviving expiration or termination, pursuant to this Section 12.6, all rights and obligations under this Agreement shall be terminated.

         12.7     TRANSITION.

                  (a) During any sixty (60) day period after notice of termination has been given other than during Level 2 Research pursuant to
Section 12.2, each party shall assist (and be responsible for its own expenses) in the transition of affairs in a timely, reasonable and businesslike manner. During any such one hundred eighty (180) day period after notice of termination has been given during Level 2 Research pursuant to Section 12.2, each party shall assist (and be responsible for its own expenses) in the transition of affairs in a timely, reasonable and businesslike manner.

                  (b) During any sixty (60) day period after a Notice of Default has been given under Section 12.3 for which termination of this Agreement, in whole or in part, is a remedy, all of Amgen's rights and obligations under the affected parts of this Agreement, including but not limited to development, marketing, manufacturing, supply, and payment of fees and royalties, shall (to the extent applicable) remain in force and effect. After such first sixty (60) day period and in the event of any termination of rights under this Agreement, each party shall assist (and be responsible for its own expenses) in the transition of affairs in a timely, reasonable and businesslike manner, not to exceed an additional period of sixty (60) days; PROVIDED HOWEVER, that after such additional sixty (60) day period Amgen shall not be responsible for any further costs and expenses of any kind with respect to such transition.

                  (c) Should Isis provide Amgen with written notice that Isis wishes to obtain an exclusive license from Amgen to Collaboration ASO Compound(s), Amgen ASO Compound(s) and Products directed to any of the Amgen Gene Targets in accordance with Sections 12.5(b) or 12.6(a), and upon Amgen's approval, Isis shall be responsible for further costs and expenses incurred by Amgen in connection with the transition of affairs to Isis with respect to such Collaboration ASO Compound(s), Amgen ASO Compound(s) and Products, only



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to the extent and for so long as the parties are negotiating or have entered into the license agreement.

         12.8 PRODUCT SALES AFTER TERMINATION. Expiration or termination of this Agreement in whole or part shall not relieve the parties of any obligation accruing prior to such expiration or termination. Upon termination of this Agreement in its entirety or otherwise with respect to a particular Amgen Gene Target and Collaboration ASO Compounds, Amgen ASO Compounds and Products directed thereto in accordance with this Article 12, Amgen, its Affiliates and its Sublicensees shall thereupon have the right to sell that amount of Product(s) that Amgen, its Affiliates and its Sublicensees then have on hand, PROVIDED HOWEVER, that with respect to any Product for which a royalty is due under Article 6.4, Amgen shall pay the royalties thereon at the time provided for.

         12.9 EXERCISE OF RIGHT TO TERMINATE. The lawful use by either party hereto of a termination right provided for under this Agreement will not give rise to the payment of damages or any other form of compensation or relief to the other party with respect thereto.

         12.10 DAMAGES; RELIEF. Subject to Section 12.8 above, termination of this Agreement will not preclude either party from claiming any other damages, compensation or relief that it may be entitled to upon such termination as expressly set forth in this Agreement.

         12.11 RIGHTS IN BANKRUPTCY. All rights and licenses granted under or pursuant to this Agreement by Isis or Amgen are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to "intellectual property" as defined under Section 101 of the U.S. Bankruptcy Code. The parties agree that the parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code including, without limitation, Amgen's right to retain all licenses to Isis Technology, Collaboration Know-How, Joint Know-How, Joint Patent Rights, Manufacturing Improvements and Patent Rights that claim Manufacturing Improvements granted herein, subject to payments when due to Isis of all fees, milestone payments and royalties on Product(s). The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either party under the U.S. Bankruptcy Code, the party hereto that is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, shall be promptly delivered to them (i) upon any such commencement of a bankruptcy proceeding upon their written request therefor, unless the party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of the party subject to such proceeding upon written request therefor by the non-subject party.




                                       35.
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                                   ARTICLE 13

                                 INDEMNIFICATION

         13.1     INDEMNIFICATION.

                  (a) During the Term and for a period of ten (10) years after the Term, Amgen hereby agrees to save, defend, indemnify and hold harmless Isis and its officers, directors, employees, consultants and agents from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expenses and attorneys' fees ("LOSSES"), to which Isis may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of:
(a) the breach of any representation or warranty made by Amgen pursuant to
Article 10; (b) any material breach of this Agreement by Amgen; (c) the practice by Amgen of any license granted hereunder (other than with respect to any claims by [***] or [***] with respect to the subject matter of the [***] License and the [***] License); (d) the development, manufacture, use, handling, storage, sale or other disposition of any Collaboration ASO Compound, Amgen ASO Compound or Product by Amgen, its Affiliates or Sublicensees; (e) any Third Party claim that either party's use of an Amgen Gene Target infringes the intellectual property rights of such Third Party; or (f) violation of the trade secrets of any Third Party by Amgen; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of Isis or from the breach of any representation or warranty hereunder by Isis.

                  (b) During the Term and for a period of ten (10) years after the Term, Isis hereby agrees to save, defend, indemnify and hold harmless Amgen and its officers, directors, employees, consultants and agents from and against any and all Losses to which Amgen may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of: (a) the breach of any representation or warranty made by Isis pursuant to Article 10; (b) any material breach of this Agreement by Isis; (c) the practice by Isis of any license granted hereunder;
(d) the development, manufacture, use, handling, storage, sale or other disposition of any product by Isis, its Affiliates or sublicensees; or (e) violation of the trade secrets of any Third Party by Isis; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of Amgen or from the breach of any representation or warranty hereunder by Amgen.

         13.2 CONTROL OF DEFENSE. In the event a party (the "INDEMNIFIED PARTY") seeks indemnification under Section 13.1, it will inform the other party (the "INDEMNIFYING PARTY") of a claim as soon as reasonably practicable after it receives notice of the claim, it will permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and will cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim; PROVIDED HOWEVER, that the Indemnified Party shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnified Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceedings. The indemnity obligation in this Article 13 shall not apply to amounts paid in settlement of any loss, liability, damage, expense, claim, demand, action or other proceeding by



                                       36.
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the Indemnified Party if such settlement shall be effected without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The failure by the Indemnified Party to deliver notice to the Indemnifying Party within a reasonable time after commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnifying Party of any liability to the Indemnified Party under this
Section 13.2, but the omission to deliver notice to the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party other than under this Section 13.2. The Indemnified Party under Section 13.2 and its employees and agents shall cooperate reasonably with the Indemnifying Party and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

         13.3 INSURANCE. Each party, at its own expense, will maintain product liability insurance (or self-insure) in an amount consistent with industry standards during the Term and will name the other party as an additional insured with respect to such insurance. Each party will provide the other party with a certificate of insurance (or evidence of self-insurance) evidencing such coverage.

                                   ARTICLE 14

                               DISPUTE RESOLUTION

         14.1 DISPUTES. Isis and Amgen shall deal with each other in good faith. The parties recognize that disputes as to certain matters may from time to time arise which relate to either party's rights and/or obligations hereunder. It is the objective of the parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the parties agree to follow the procedures set forth in Section 14.2, if and when such a dispute arises between the parties.

         14.2 PROCEDURES; DISCUSSIONS BETWEEN THE PARTIES. If any claim, dispute or controversy of whatever nature arises out of or relating to this Agreement including, without limitation, any action or claim based on tort, contract or statute (including any claims of breach or violation of statutory or common law protections from discrimination, harassment and hostile working environment), or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement ("CLAIM"), arises between the parties and the parties cannot resolve the dispute within thirty
(30) days after written notice of a Claim by a party, at the written request by either party to the other party, the parties agree to hold a meeting, attended by the Chief Executive Officer of Isis and the Executive Vice President, R&D or another Amgen officer appointed by the Executive Vice President, R&D of Amgen, to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If, within thirty
(30) days after such written request, the parties have not succeeded in negotiating a resolution of the dispute, such dispute may be resolved by litigation. Notwithstanding the foregoing, either party may at any time make a claim for temporary or immediate equitable relief without following the foregoing procedure.



                                       37.

                                   ARTICLE 15

                               GENERAL PROVISIONS

         15.1 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding its conflicts of laws principles.

         15.2 ENTIRE AGREEMENT; MODIFICATION. This Agreement is both a final expression of the parties' agreement and a complete and exclusive statement with respect to all of its terms. The Exhibits referred to in this Agreement are incorporated herein and made a part of this Agreement by this reference. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein; on the Effective Date, the Mutual Confidential Disclosure Agreement, effective September 12, 2001 (Amgen Reference No. 20017105) is hereby superseded, provided that all Confidential Information disclosed in such Non-Disclosure Agreement shall be treated as if disclosed under, and shall be subject to the terms of, this Agreement. No rights or licenses with respect to any intellectual property of either party are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement. No trade customs, courses of dealing or courses of performance by the parties will be relevant to modify, supplement or explain any term(s) used in this Agreement. This Agreement may not be modified or supplemented by any purchase order, change order, acknowledgment, order acceptance, standard terms of sale, invoice or the like. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement, except that the RMC may amend or update EXHIBITS B and C hereto as expressly permitted hereby.

         15.3 RELATIONSHIP BETWEEN THE PARTIES. The parties' relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party, and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever. Each party shall use its own discretion and shall have complete and authoritative control over its employees and the details of performing its obligations under this Agreement.

         15.4 NON-WAIVER. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement will neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right will be in writing, will be as to a particular matter and, if applicable, for a particular period of time and will be signed by such party.

         15.5 ASSIGNMENT. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent will not be unreasonably withheld); PROVIDED HOWEVER, that either party may assign this Agreement and its rights and



                                       38.

obligations hereunder without the other party's consent to any directly or indirectly wholly-owned Affiliate if the assigning party remains liable and responsible for the performance and observance of all of the Affiliate's duties and obligations hereunder or, with prior notice, or in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise. In the event of such transaction, however, intellectual property rights of the acquiring party to such transaction (if other than one of the parties to this Agreement) will not be included in the technology licensed hereunder. The rights and obligations of the parties under this Agreement will be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement shall be void.

         15.6 NO THIRD PARTY BENEFICIARIES. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

         15.7 SEVERABILITY. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. Such adjudicated part of the Agreement shall be validly reformed to as nearly as possible approximate the intent of the parties and, if unreformable, shall be divisible and deleted in such jurisdiction. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

         15.8 NOTICES. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice will be deemed sufficiently given for all purposes upon the earlier of: (a) the date of actual receipt; (b) if mailed, three (3) calendar days after the date of postmark; or (c) if delivered by overnight courier, the next business day such overnight courier regularly makes deliveries.

         If to Isis, notices must be addressed to:

                            Isis Pharmaceuticals, Inc.
                            2292 Faraday Avenue
                            Carlsbad, CA  92008
                            Attention: Executive Vice President
                            Telephone: (760) 931-9200
                            Facsimile: (760) 603-3861

                  with a copy to:

                            Attention: General Counsel
                            Telephone: (760) 931-9200
                            Facsimile: (760) 603-3820






                                       39.

         If to Amgen, notices must be addressed to:

                            Amgen Inc.
                            One Amgen Center Drive
                            Thousand Oaks, CA 91320-1799
                            Attention: Vice President, Licensing
                            Telephone: (805) 447-1000
                            Facsimile: (805) 499-6058

                  with a copy to:

                            Attention: Senior Vice President, General Counsel
                            Telephone: (805) 447-1000
                            Facsimile: (805) 499-8011

         15.9 FORCE MAJEURE. Except for the obligation to make payment when due, each party will be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such party's reasonable control including, but not limited to, Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability will be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party's failure or delay in performance due to force majeure must be given to the other party within ten (10) calendar days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure will be tolled for the duration of such force majeure. In no event will any party be required to prevent or settle any labor disturbance or dispute. Notwithstanding the foregoing, should the event(s) of force majeure suffered by a party extend beyond a 3-month period, the other party may then terminate the Collaboration or this Agreement by written notice to the non-performing party, with the consequences of such termination as set forth in Sections 12.5, 12.6, 12.7, 12.8, 12.9 and 12.10.

         15.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original document, and all of which, together with this writing, will be deemed one instrument.

         15.11 FURTHER ACTIONS. Each party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

         15.12 EXPORT REQUIREMENTS. Each party agrees to comply with all applicable laws and regulations. In particular, it is understood and acknowledged that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. Each party hereby agrees and by entering into this Agreement gives written assurance that it shall comply with all United States laws and


                                       40.

regulations controlling the export of commodities and technical data within Information and Materials, that it will be solely responsible for any violation of any such laws and regulations by itself, its Affiliates or its sublicensees, and that it will indemnify, defend and hold the other party harmless from any liability in the event of any legal action of any nature occasioned by such violation.

         15.13 CAPTIONS. The captions to this Agreement are for convenience only and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

         15.14 EXHIBITS. All Exhibits referenced in and attached hereto are incorporated in this Agreement by reference. In case of any discrepancies between language incorporated from the Exhibits and the terms of the Sections, the terms of the Sections shall prevail; PROVIDED HOWEVER, where Sections of this Agreement make explicit reference to a substantive matter contained in an Exhibit, the substantive matter contained in such Exhibit shall prevail.

















                                       41.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

AMGEN INC.                                       ISIS PHARMACEUTICALS, INC.

By: /s/ Kevin W. Sharer                          By: /s/ B. Lynne Parshall
   --------------------------------                 ----------------------------
      Kevin W. Sharer                                   B. Lynne Parshall
      Chairman and Chief Executive Officer              Executive Vice President

























                                       42.

                                    EXHIBIT A

                                  DEFINED TERMS

A-1. "AFFILIATE" means any company or entity controlled by, controlling, or under common control with a party hereto. For purposes of this definition, "control" means (a) that an entity owns, directly or indirectly, more than fifty percent (50%) of the voting stock or participating profit interest of another entity and (b) that such entity has the actual ability to control and direct the management of the entity, whether by contract or otherwise.

A-2. "AMGEN ASO COMPOUND" means ASO Compounds characterized, conceived, developed, derived, discovered, generated or identified during the Term solely by employees of, or consultants to, Amgen through the practice of Isis Standard Chemistry and that selectively modulate expression of an Amgen Gene Target.

A-3. "AMGEN GENE TARGET" means any of the Gene Targets listed in EXHIBIT C hereto, or a Gene Target substituted for any of the foregoing in accordance with Section 4.2 hereof.

A-4. "AMGEN KNOW-HOW" means, to the extent necessary for performance of the parties' obligations under the Research Plan, or the research, development, manufacturing and commercialization of Products, Information and Materials that Amgen Controls on the Effective Date or during the Term, including, without limitation, all such Information and Materials that are characterized, conceived, developed, derived, discovered, generated or identified solely by employees of or consultants to Amgen as part of the Collaboration, and, in each case, any replication or any part of such Information and Materials.

A-5. "AMGEN PATENT RIGHTS" means, to the extent necessary for Isis to perform its obligations under the Research Plan, all Patent Rights issued or existing as of the Effective Date or during the Term that Amgen Controls, including, without limitation, all Patent Rights that claim or disclose Amgen Know-How.

A.6. "AMGEN TECHNOLOGY" means the Amgen Patent Rights and Amgen Know-How.

A-7. "ASO COMPOUND" means an oligonucleotide or an analog thereof that selectively modulates protein synthesis at the nucleic acid level through the binding of such oligonucleotide or analog to a complementary sequence.

A-8. "CALENDAR QUARTER" means each respective period of 3 consecutive months ending on March 31, June 30, September 30 and December 31 of each Calendar Year.

A-9. "CALENDAR YEAR" means each successive period of 12 months commencing on January 1 and ending on December 31.

A-10. "CHANGE OF CONTROL OF ISIS" means the acquisition by a Third Party of fifty percent (50%) or more of the shares of Isis' capital stock the holders of which have general voting power under ordinary circumstances to elect at least a majority of Isis' Board of Directors or equivalent body.


                                     A-1.

A-11. "COLLABORATION" means the program of collaborative research in the field of treating or preventing [***] in humans, carried out by the parties during the Collaboration Term pursuant to Articles 2, 3 and 4 hereof, as more fully described in the Research Plan.

A-12. "COLLABORATION ASO COMPOUND" means an ASO Compound characterized, conceived, developed, derived, discovered, generated or identified in the course of the Collaboration either solely by employees of or consultants to Isis or jointly by employees of or consultants to Isis and employees of or consultants to Amgen through the practice of Isis Standard Chemistry that selectively modulates expression of an Amgen Gene Target as well as those ASO Compounds discovered or identified or Controlled outside of the Collaboration by Isis prior to and on the Effective Date of this Agreement.

A-13. "COLLABORATION KNOW-HOW" means Information and Materials directed to Collaboration ASO Compounds which are Controlled by Isis as of the Effective Date or are characterized, conceived, developed, derived, discovered, generated or identified solely by employees of or consultants to Isis in the course of the Collaboration and, in each case, any replication or any part of such Information or Materials, but excluding, in each case, the Isis ASO Compound Patent Rights.

A-14. "COLLABORATION TERM" means the 3 years following the Effective Date, subject to earlier termination in accordance with Article 12; PROVIDED HOWEVER, that if the Level 2 Research with respect to any Amgen Gene Target has not been completed (as determined by the RMC) prior to the 3rd anniversary of the Effective Date, then Amgen shall have the option to extend the Collaboration Term for such additional amount of time as the parties reasonably agree is necessary to complete such Level 2 Research, subject to mutual agreement of the parties on a written plan for completing such Level 2 Research, on terms similar to those set forth in this Agreement (including, without limitation, Section 6.2 hereof).

A-15. "COMMERCIALLY REASONABLE EFFORTS" means efforts and resources commonly used in the research-based pharmaceutical industry for a product of similar market potential at a similar stage in its product life taking into account efficacy, the competitiveness of alternative products and product candidates in development or in the marketplace (excluding other products owned or controlled by Amgen), the patent and other proprietary position of the product, the likelihood of regulatory approval given the regulatory structure involved, the profitability of the product including the royalties payable to licensors of patent rights, alternative products and product candidates and other relevant factors. Commercially Reasonable Efforts shall be determined on a market-by-market basis for a particular product, and it is anticipated that the level of effort would change over time, reflecting changes in the status of the product and the market involved.

A-16. "COMPETITIVE ASO COMPOUND" means any ASO Compound using Isis Standard Chemistry that selectively modulates expression of an Amgen Gene Target through the binding of such ASO Compound to a complementary sequence in such Amgen Gene Target.

A-17. "CONFIDENTIAL INFORMATION" means any Information furnished to a party by the other party pursuant to this Agreement or any Information developed as part of the Collaboration hereunder; PROVIDED HOWEVER, that Confidential Information shall not include any information which the receiving party can prove by competent written evidence:


                                     A-2.

         (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available;

         (b) is known by the receiving party at the time of receiving such information, as evidenced by its records;

         (c) is hereafter furnished to the receiving party by a Third Party, as a matter of right and without restriction on disclosure;

         (d) is independently discovered or developed by the receiving party without the use of Confidential Information belonging to the disclosing party; or

         (e) is the subject of a written permission to disclose provided by the disclosing party.

A-18. "CONTROL" means, with respect to any Information, Material or intellectual property right (including Patent Rights), possession by a party of the ability (whether by ownership, license or otherwise) to grant access, a license or a sublicense to such Information, Material or intellectual property right as provided for in this Agreement without violating the terms of any agreement or other arrangement with any Third Party as of the time such party would first be required hereunder to grant the other party such access, license or sublicense.

A-19. "DEFAULT" has the meaning provided in Section 12.3.

A-20. "DEVELOPMENT NOTICE" has the meaning provided in Section 4.4.

A-21. "FDA" means the United States Food and Drug Administration, or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems and devices in the United States of America.

A-22. "FIELD" means all uses, including human therapeutic, prophylactic, palliative and diagnostic uses.

A-23. "FIRST COMMERCIAL SALE" means, with respect to any Product, the first sale for end-use or consumption of such Product in a country after the governing health regulatory authority of such country has granted Regulatory Approval. Sale to an Affiliate or Sublicensee will not constitute a First Commercial Sale unless the Affiliate or Sublicensee is the end user of the Product.

A-24. "FTE" means the equivalent of the work of one employee full time for one year [***]

A-25. "FTE RATE" means [***]

A-26. "GENE TARGET" means a transcriptional unit of a gene, and any RNA or protein product expressed by such transcriptional unit, including the pre-mRNA, all 5' untranslated regions, open reading frames, splice variants and 3' untranslated regions.

A-27. "GENETROVE DATABASE" means Isis' proprietary GeneTrove Human Gene Function Database consisting, without limitation, of data from the study of the effect of gene-specific


                                     A-3.

inhibition of up to ten thousand (10,000) human genes in a set of human cell-based pharmacology assays utilizing Isis' proprietary antisense technology, and software appropriate for storing, viewing and performing queries on the incorporated data.

A-28. [***]

A-29. "IND" means an Investigational New Drug application, as defined in 21 C.F.R. 312 or any successor regulation, or the equivalent application or filing filed with any equivalent agency or governmental authority outside the United States (including any supra-national agency such as in the European Union) necessary to commence human clinical trials in such jurisdiction.

A-30. "INFORMATION" means all tangible and intangible techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, conclusions, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms.

A-31. "INTERNAL PROGRAM" means an internal research effort on the development of ASO Compounds through the practice of Isis Standard Chemistry that selectively modulates expression of a Gene Target conducted by Isis outside the course of Collaboration whereby such internal research effort on such Gene Target has advanced at least to a stage that is equivalent to initiation of Level 2 Research, as reasonably evidenced by written documentation of Isis.

A-32. "ISIS ASO COMPOUND PATENT RIGHTS" means Patent Rights Controlled by Isis on the Effective Date or during the Term that claim the composition of matter of a Collaboration ASO Compound or a method of using such Collaboration ASO Compound, in each case to the extent in existence on the Effective Date or during the Collaboration Term. Isis ASO Compound Patent Rights shall include, but not be limited to, the patent applications and patents set forth in Exhibit D under the heading "Isis ASO Compound Patent Rights".

A-33. "ISIS CORE TECHNOLOGY PATENT RIGHTS" means Patent Rights Controlled by Isis on the Effective Date or during the Term that claim the practice of Isis Standard Chemistry in existence on the Effective Date or during the Collaboration Term, including Patent Rights that claim chemistries, motifs (patterns of arranging the chemical building blocks of an ASO Compound) and/or cellular mechanisms of action by which an oligonucleotide promotes RNA cleavage. Isis Core Technology Patent Rights shall include, but not be limited to, the patent applications and patents set forth in Exhibit D under the heading "Isis Core Technology Patent Rights".

A-34. "ISIS KNOW-HOW" means Information and Materials that are useful for purposes of the Collaboration or the research, development, manufacture and commercialization of Products, including, without limitation, such Information and Materials relating to Isis Standard Chemistry and Isis Standard Chemistry Manufacturing Process, that Isis Controls on the Effective Date or during the Collaboration Term, but not including Collaboration Know-How and Joint Know-How.

A-35. "ISIS MANUFACTURING PATENT RIGHTS" means Patent Rights Controlled by Isis on the Effective Date or during the Term that claim the practice of the Isis Standard Chemistry Manufacturing Process in existence on the Effective Date or during the Collaboration Term. Isis


                                     A-4.

Manufacturing Patent Rights shall include, but not be limited to, the patent applications and patents set forth in Exhibit D under the heading "Isis Manufacturing Patent Rights."

A-36. "ISIS PATENT RIGHTS" means the Isis ASO Compound Patent Rights, the Isis Core Technology Patent Rights and the Isis Manufacturing Patent Rights.

A-37. "ISIS STANDARD CHEMISTRY" means "2 MOE Gapmers" which are antisense phosphorothioate oligonucleotides wherein all of the backbone linkages are modified by adding a sulfur at one of the non-bridging oxygens (phosphorothioate) and a stretch of at least 5 consecutive nucleotides remain unmodified at the 2' position (deoxy sugars) and the remaining nucleotides contain a sugar moiety wherein the 2' position is substituted with 2'-methoxyethoxy (2'-O-CH2CH2OCH3), also known as 2'-O-(2-methoxyethyl) or 2'-MOE.

A-38. "ISIS STANDARD CHEMISTRY MANUFACTURING PROCESS" means the manufacturing process as of the Effective Date represented by Isis Batch Record No. [***] and the documents and electronic files referenced therein. Manufacturing for this purpose includes synthesis, purification and analysis.

A-39. "ISIS TECHNOLOGY" means the Isis Patent Rights and the Isis Know-How.

A-40. "JOINT KNOW-HOW" means Information and Materials characterized, conceived, developed, derived, generated or identified jointly by employees of or consultants to Isis and employees of or consultants to Amgen from the Effective Date through the end of the Term, including, without limitation, Information and Materials that are directed to Collaboration ASO Compounds.

A-41. "JOINT PATENT RIGHTS" means all Patent Rights that claim or disclose Joint Know-How.

A-42. "LEVEL 1 RESEARCH" means that portion of the research performed under the Research Plan with respect to an Amgen Gene Target through completion of experiments designed to [***]

A-43. "LEVEL 2 RESEARCH" means that portion of the research performed under the Research Plan with respect to an Amgen Gene Target after completion of the Level 1 Research and through completion of [***]

A-44. "MANUFACTURING IMPROVEMENTS" means any and all scientific and technical data, information, methods, techniques, protocols and processes that are useful in the manufacture of ASO Compounds developed by or coming under the Control of a party outside the course of the Collaboration, during the first 10 years of the Term.

A-45. "MATERIALS" has the meaning provided in Section 3.6.

A-46. "NDA" means a New Drug Application and all amendments and supplements thereto, or the equivalent thereof, filed with the FDA (as more fully defined in 21 C.F.R. 314.5 et seq.), or the equivalent application, including, without limitation, a Marketing Authorization Application ("MAA"), filed with any equivalent agency or governmental authority outside the United States (including any supra-national agency such as in the European Union (i.e., the CPMP and/or the


                                     A-5.

EMEA)) requiring such filing, including all documents, data, and other information concerning a pharmaceutical product which are necessary for gaining Regulatory Approval to market and sell such pharmaceutical product.

A-47. "NET SALES" means all revenues recognized in accordance with U.S. generally accepted accounting principles (GAAP) consistently applied, which are received from sales of Products sold by Amgen, its Affiliates and Sublicensees to a non-Sublicensee Third Party which is not an Affiliate or Sublicensee of Amgen (unless such Affiliate or Sublicensee is the end user of such product, in which case the amount billed therefor will be deemed to be the amount that would be billed to a Third Party in an arm's-length transaction) for sales of such Product to such end users less the following items, as allocable to such Product (if not previously deducted from the amount invoiced): (i) trade discounts, rebates, credits or allowances, (ii) credits or allowances additionally granted upon returns, rejections or recalls (except where any such recall arises out of Amgen's or its Affiliate's or Sublicensee's gross negligence, willful misconduct or fraud),
(iii) packing, freight, shipping and insurance charges, (iv) taxes, duties or other governmental tariffs (other than income taxes) and (v) government mandated rebates.

A-48. [***]

A-49. "PATENT RIGHTS" means (a) valid and enforceable United States patents, re-examinations, reissues, renewals, extensions and term restorations, and foreign counterparts thereof, and (b) pending applications for United States patents including, without limitation, provisional applications, continuations, continuations-in-part, divisional and substitute applications including, without limitation, inventors' certificates, and foreign counterparts thereof.

A-50. "PHASE II CLINICAL TRIALS" means those trials on sufficient numbers of patients that are designed to establish the safety and preliminary efficacy of a drug for its intended use, and to define warnings, precautions and adverse reactions that are associated with the drug in the dosage range to be prescribed and that satisfy the requirements of 21 CFR 312.21(b) (or its successor regulation), or its foreign equivalent.

A-51. "PHASE IIA CLINICAL TRIALS" means that portion of Phase II Clinical Trials constituting a study of a candidate drug in the target patient population of a sufficient number (i.e., at least 100 subjects) and sufficient length of time whereby adequate safety data is provided and there is a clear indication of dosage effects with respect to efficacy as defined in the study protocol.

A-52. "PHASE III CLINICAL TRIALS" means those clinical trials on sufficient numbers of patients that, if the defined end-points are met, are designed (and agreed to by the FDA based upon existing data in the same patient population) as of the start of the trial to definitively establish that a drug is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with the drug in the dosage range to be prescribed, and provide pivotal data supporting Regulatory Approval of such drug or label expansion of such drug and that satisfy the requirements of 21 CFR 321.21(c) (or its successor regulation), or its foreign equivalent.

A-53. "PRODUCT" means a pharmaceutical product containing (i) one or more Collaboration ASO Compounds and/or (ii) one or more Amgen ASO Compounds. For the purpose of any


                                     A-6.

royalty payments that may be due under Section 6.4(a), a single Product will comprise all formulations (e.g., topical formulations, oral formulations, parenteral formulations, sustained-release formulations) of the same ASO Compound defined in the preceding sentence.

A-54. "REGULATORY APPROVAL" means any and all approvals (including price and reimbursement approvals), licenses, registrations, or authorizations of the European Union or any country, federal, state or local regulatory agency, department, bureau or other government entity that is necessary for the manufacture, use, storage, import, transport and/or sale of a Product in such jurisdiction.

A-55. "REGULATORY FILINGS" shall mean, collectively, INDs, biologic license applications (BLAs), NDAs, establishment license applications (ELAs) and drug master files (DMFs), applications for designation of a Product(s) such as an "Orphan Product(s)" under the Orphan Drug Act, or any other similar filings (including any foreign equivalents), including any related correspondence and discussions as may be required or requested by the FDA or equivalent foreign governmental authority(ies), for the clinical testing, manufacture or sale of a Product in the Territory.

A-56. "RESEARCH MANAGEMENT COMMITTEE" or "RMC" means the committee formed pursuant to Section 2.1.

A-57. "RESEARCH PLAN" means the written plan for conducting the Collaboration, as amended from time to time by the RMC.

A-58. "ROYALTY TERM" means, in the case of any Product, and on a country-by-country basis, the period of time commencing on the First Commercial Sale of such Product and ending upon the later of (a) [***] years after the date of First Commercial Sale of such Product, or (b) the expiration of the last to expire of the Isis Patent Rights (excluding Patent Rights licensed under the [***] License and/or the [***] License) or Joint Patent Rights having one or more claims (which have not been declared invalid by a court of competent jurisdiction) which would, but for the licenses granted under this Agreement, be infringed by the selling of such Product in the country of sale by Amgen, its Affiliates or Sublicensees.

A-59. "SUBLICENSEE" means any Third Party to which Amgen or any of its Affiliates grants any right to make, have made, use sell, offer for sale, import, export or otherwise exploit or transfer physical possession of or title in a Product. Solely for purposes of compensation payable to Isis hereunder, a Third Party who is granted only the right to sell a Product (such as a wholesaler or distributor) or to use a Product (such as a customer receiving an implied license as a consequence of purchase) shall not be considered a Sublicensee.

A-60. "TERM" has the meaning provided in Section 12.1.

A-61. "THIRD PARTY" means any entity other than Amgen or Isis or an Affiliate of Amgen or Isis.


                                     A-7.

                                    EXHIBIT B

                                  RESEARCH PLAN

[***]

                                    EXHIBIT C

                               AMGEN GENE TARGETS

         [***]

                                    EXHIBIT D

                         ISIS ASO COMPOUND PATENT RIGHTS

[***]

                       ISIS CORE TECHNOLOGY PATENT RIGHTS

[***]

                        ISIS MANUFACTURING PATENT RIGHTS

[***]

                                    EXHIBIT E

                         EXAMPLE COMPETITION CALCULATION

[***]